As filed with the Securities and Exchange Commission on February 10, 1997
1997.                         Registration No. 333-21457.

=============================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C. 20549
                    ----------------------------------
                                FORM SB-2/1
                          REGISTRATION STATEMENT
                                  Under
                        The Securities Act of 1933
                     ---------------------------------

                         ROYAL SILVER MINES, INC.
-----------------------------------------------------------------------------
             (Exact name of Registrant specified in charter)

Nevada                            7900                 87-0306609
-----------------------------------------------------------------------------
(State of                   (Primary Industrial   (I.R.S. Employer
Incorporation)                 Classification)          I.D.#)

                              10220 N. Nevada
                                 Suite 270
                        Spokane, Washington   99218
                           Tel:  (509) 466-3144
-----------------------------------------------------------------------------
(Address, including zip code of principal place of business and telephone number, including area code of Registrant's principal executive offices.)

                            Conrad C. Lysiak
                      Attorney and Counselor at Law
                    West 601 First Avenue, Suite 503
                       Spokane, Washington 99204
                              (509) 624-1475
-----------------------------------------------------------------------------
(Name, address, including zip code and telephone number, including area code of agents for service.)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x].

The Exhibit Index for this Registration Statement begins on sequential page number _____.

=============================================================================

                 CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------
                                   Proposed  Proposed
Title of                           Maximum   maximum
each class of                      offering  aggregate
securities to       Amount to be   price per offering  Amount of
be registered       registered          Share [1] price          registration
fee
---------------------------------------------------------------------------------
Warrants            625,000        $0.01          $     6,250    $   1.90

Shares issuable
upon the exercise
of the Warrants          625,000        $1.50          $   937,500    $ 284.09

Shares of Common
Stock of Mueller         166,000        $1.0625   $   176,375    $  53.45

---------------------------------------------------------------------------------
TOTAL REGISTRATION FEE                                 $ 1,120,125    $ 339.44
---------------------------------------------------------------------------------

[1] Estimated solely for the purpose of calculating the registration fee.


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall be come effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    ROYAL SILVER MINES, INC.

               CROSS REFERENCE SHEET PURSUANT TO
         RULE 404 (a) AND ITEM 501 (b) OF REGULATION S-B

Form S-B Item #
and Caption                        Caption in Prospectus
-------------------------------------------------------------------
 1   Front of Registration
     Statement and Outside Front
     Cover of Prospectus           FACING PAGE; CROSS REFERENCE
                                   SHEET; OUTSIDE FRONT COVER PAGE

 2   Inside Front and
     Outside Back Cover of
     Pages of Prospectus           INSIDE FRONT COVER PAGE;
                                   OUTSIDE BACK COVER PAGE
 3   Summary Information and
     Risk Factors                  PROSPECTUS SUMMARY; RISK
                                   FACTORS; THE COMPANY

 4   Use of Proceeds               PROSPECTUS SUMMARY; USE OF
                                   PROCEEDS

 5   Determination of
     Offering Price                OUTSIDE FRONT COVER PAGE; PLAN
                                   OF DISTRIBUTION

 6   Dilution                      DILUTION

 7   Selling Securityholders       SELLING SHAREHOLDERS

 8   Plan of Distribution          INSIDE FRONT COVER PAGE; PLAN
                                   OF DISTRIBUTION

 9   Legal Proceedings             BUSINESS

10   Directors, Executive
     Officers, Promoters
     and Control Persons           MANAGEMENT

11   Security Ownership of
     Certain Beneficial
     Owners and Management         MANAGEMENT

12   Description of
     Securities                    OUTSIDE FRONT COVER PAGE;
                                   DESCRIPTION OF SECURITIES; PLAN
                                   OF DISTRIBUTION

13   Interest of Named Experts
     and Counsel                   LEGAL MATTERS; EXPERTS

Form S-B Item #
and Caption                   Caption in Prospectus
------------------------------------------------------------------

14   Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities                   BUSINESS

15   Organization Within
     Last 5 Years                  THE COMPANY; BUSINESS

16   Description of Business       PROSPECTUS SUMMARY; BUSINESS

17   Management's Discussion
     and Analysis or Plan of
     Operation                     MANAGEMENT'S DISCUSSION AND
                                   ANALYSIS OF FINANCIAL CONDITION
                                   AND RESULTS OF OPERATIONS

18   Description of Property       BUSINESS

19   Certain Relationships and
     Related Transactions          MANAGEMENT

20   Market for Common Equity
     and Related Stockholder
     Matters                       DIVIDEND POLICY; PRINCIPAL
                                   SHAREHOLDERS; SHARES AVAILABLE
                                   FOR FUTURE SALES

21   Executive Compensation        MANAGEMENT

22   Financial Statements          FINANCIAL STATEMENTS

23.  Changes In and Disagreements
     with Accountants on
     Accounting and Financial
     Disclosures                   NOT APPLICABLE

PROSPECTUS
                       625,000 Warrants to Purchase
                    625,000 Shares of Common Stock and
                      791,000 Shares of Common Stock.

                         ROYAL SILVER MINES, INC.

     This Prospectus relates to the sale of 625,000 Warrants to purchase 625,000 shares of Common Stock (the "Warrants") of Royal Silver Mines, Inc. (the "Company") and 625,000 shares of Common Stock of the Company, $0.01 par value (the "Common Stock"), which are offered by Mueller Trading ("Mueller"). The exercise price of each Warrant is $1.50. The Warrants can be exercised at anytime after this offering is declared effective by the Securities and Exchange Commission and will expire on September 30, 1998. Beginning on the effective date of the offering, Mueller may offer the Warrants and/or Common Stock for sale in regular market transactions or through broker/dealers at prevailing market prices or otherwise from time to time. The Company will receive the exercise price of each option, but will not receive any of the proceeds of from the sale of the Warrants or Common Stock.

     Further, this Prospectus relates to the sale of 166,000 shares of the Company's Common Stock offered by Israel A. Englander ("Englander"). Mueller and Englander are collectively hereinafter referred to as the "Selling Shareholders."

     The Warrants are not traded, however, the Common Stock is traded in the over-the-counter market. Quotations for the Common Stock are published on the Bulletin Board operated by the National Association of Securities Dealers, Inc. (the "Bulletin Board") under the symbol "RSMI." On February 5, 1997, the closing per share bid price for the Company's Common Stock, as reported on the Bulletin Board was 1. This price does not represent a transaction price and there is no assurance that a significant quantity of the Common Stock could be sold at this price.

     FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE COMMON STOCK AND WARRANTS, SEE "RISK FACTORS."

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
      THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE COMPANY IS REQUIRED TO DELIVER AN ANNUAL REPORT TO SECURITY HOLDERS PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934, CONTAINING AUDITED FINANCIAL STATEMENTS WITH A REPORT THEREON BY ITS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AS WELL AS QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED FINANCIAL INFORMATION.

     UNTIL ________________________, (NINETY DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     The date of this Prospectus is February 5, 1997.

---------------------------------------------------------------------
                          PROSPECTUS SUMMARY
---------------------------------------------------------------------

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

The Company    ROYAL SILVER MINES, INC. (the "Company") formerly known as
               Consolidated Royal Mines, Inc., and also, Royal Minerals,
               Inc., is a U.S. mineral resource company incorporated under the laws of the State of Utah. The Company is engaged in the business of acquiring and exploring mineral properties containing silver, gold, copper, and other mineralization, with a primary emphasis on silver. See
               "Business."

               The Company's offices are located at 10220 N. Nevada, Suite 270, Spokane, Washington 99218. The Company's telephone number is (509) 466-3144.

The Offering   Mueller is selling 625,000 warrants (the "Warrants") to
               purchase 625,000 shares of common stock of the Company and/or 625,000 shares of common stock underlying the Warrants; and, Englander is selling 166,000 shares of Common Stock. Mueller's and Englander's shares of Common
               Stock are collectively referred to as the "Shares."  See
               "Description of Securities."

                                        50% of the     100% of the
                                        Warrants       Warrants
                                        Exercised      Exercised

Shares being Offered.    .         .       312,500        625,000
Shares Outstanding .     .    .    .    10,649,854     10,649,854
Shares to be Outstanding .    .    .    10,962,354     11,274,854
Gross Proceeds from the
  Exercise of the Warrants    .    .       468,750        937,500
Estimated Expenses of the Offering
  including Selling Commissions    .    $   15,000     $   15,000
Net Proceeds to the Company After
  Deducting Estimated Expenses .   .    $ 453,750      $  922,500

Use of Proceeds     The net proceeds available to the Company upon
                    completion of this offering and after deducting the commissions and estimated offering expenses will be approximately $453,750 if 50% of the Warrants are exercised and $922,500 if 100% of the Warrants are exercised. The Company intends to use the proceeds for working capital. The Company will not receive any proceeds from the sale of the Warrants or sale of the Shares. See "Use of Proceeds" and "Proposed
                    Business."

Risk Factors        Investment in the Warrants and/or Shares should be
                    considered highly speculative. The Company has no current operating history and is subject to all of the inherent risks of a developing business enterprise. The Company is in need of additional capital and has no revenues. There are non-arms length transactions with affiliates involving conflicts of interest. The Company does not anticipate paying any dividends on its Common Stock.

Selected Financial
    Information     The Company has no operating history and maybe
                    considered a developmental enterprise. The Company has no revenues and there is no assurance that the Company will ever have material revenues or that its operations will be profitable. The following financial data summarizes certain information concerning the Company is based upon the financial statements and notes, thereto, contained in this Prospectus. See "Financial Statements."

Balance Sheet as of September 30, 1996 (audited):

Assets
 Current Assets     .    .    .    .    .    .    $   806,440
 Total Assets  .    .    .    .    .    .    .      5,605,357
 Current Liabilities     .    .    .    .    .        119,867
 Stockholders' Equity    .    .    .    .    .      5,485,490
Total Liabilities
 & Stockholders' Equity. .    .    .    .    .      5,605,357
Net Tangible Book Value Per Share  .    .    .     $     0.52

---------------------------------------------------------------------
                             RISK FACTORS
---------------------------------------------------------------------

     THE SECURITIES BEING OFFERED INVOLVE A HIGH DEGREE OF RISK AND, THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. THEY SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, AND THE FOLLOWING RISK FACTORS:

     1. Recent Status as a Public Reporting Company. The Company became a fully reporting public company on January 23, 1995. The Company has no current operating history and is subject to all risks inherent in a developing business enterprise. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with a new business in general and those specific to the natural resource industry and the competitive and regulatory environment in which the Company will operate.

     2.   Exploration Stage Company.   Mineral exploration, particularly
for gold and silver, is highly speculative in nature, frequently is nonproductive, and involves many risks, often greater than those involved in the discovery of mineralization. Such risks can be considerable and may add unexpected expenditures or delays to the Company's plans. There can be no assurance that the Company's mineral exploration activities will be successful or profitable. Once mineralization is discovered, it may take a number of years from the initial phase of drilling until production is possible, during which time the economic feasibility of production may change. A related factor is that exploration stage companies use the evaluation work of professional geologists, geophysicists, and engineers for estimates in determining whether to acquire an interest in property or to commence exploration or development work. These estimates generally rely on scientific estimates and economic assumptions, and in some instances may not be correct, and could result in the expenditure of substantial amounts of money on a property before it can be determined whether or not the property contains economically recoverable mineralization. The economic viability of a property cannot be determined until extensive exploration and development has been conducted and a comprehensive feasibility study performed. The Company currently does not have any such feasibility studies, and has not yet prepared feasibility studies on any of its properties. Moreover, the market prices of any minerals produced are subject to fluctuation, which may negatively affect the economic viability of properties on which expenditures have been made. The Company is not able to determine at present whether or not, or the extent to which, such risks may adversely affect the Company's strategy and business plans.

     3. Lack of Revenue. The Company needs additional capital but currently has no revenues. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the mineralization from the ore and, in the case of new properties, to construct mining and processing facilities. The Company lacks a constant and continual flow of revenue. The Company currently holds certain royalty interests in several mining properties previously sold, but there is no assurance that the Company will receive royalty payments, or that the Company will otherwise receive adequate funding to be able to finance its exploration activities. The Company is looking for revenue sources on an on-going basis, but there can be no assurance that such sources can be found or that, if available, the terms of such financing will be commercially acceptable to the Company.
Because of the Company's need for additional capital to fund its present operations, to complete the acquisition of certain mineral rights, and to provide for further exploration and development, the lack of consistent revenue could be a detrimental factor in the progress of the Company.

     4. Realization of Investments in Mineral Properties and Additional Capital Needs. The ultimate realization of the Company's investments in mineral properties is dependent upon the success of future property sales, the existence of economically recoverable reserves, the ability of the Company to obtain financing or make other arrangements for development and upon future profitable production. The Company expects to finance its operations for Fiscal 1997 through the sale of equity securities, joint venture arrangements (including project financing), and the sale of interests in mineral properties. The Company does not have sufficient capital of its own to explore and develop its mineral properties and there can be no assurance that the Company will be successful in obtaining the required funds to finance its long-term capital needs.

     5. Retention and Attraction of Key Personnel. The Company's success will depend, in large part, on its ability to retain and attract highly qualified personnel. The Company's success in retaining its present staff and in attracting additional qualified personnel will depend on many factors, including its ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that the Company will be successful in retaining or attracting highly qualified individuals in key management positions.

     6. Regulatory Concerns. Environmental and other government regulations at the federal, state and local level pertaining to the Company's business and properties may include: (a) surface impact; (b) water acquisition; (c) site access; (d) reclamation; (e) wildlife preservation; (f) licenses and permits; and, (e) maintaining the fees for unpatented mining claims. See "Business - Government Regulation and Environmental Concerns."

     7. Working Capital Deficits; Accumulated Deficit; Working Capital Deficit; Auditor's Report. Although it commenced operations more than two years ago, the Company remains in the development stage. At September 30, 1996, the Company had a working capital of $686,573 and an accumulated deficit of $3,057,817, which deficits and losses are expected to continue for the foreseeable future. The Company's operations are subject to numerous risks associated with the mining industry.

     8. Exercise Price Arbitrarily Determined. The exercise price of the shares underlying the Warrants was established arbitrarily by the Company and Mueller. There is no direct relationship between the exercise price and the assets or shareholders' equity of the Company of any other criterion of value. Further, since the Company has not retained an underwriter in connection with this offering, the exercise price has not been determined by negotiation with an underwriter.

     9. Risk Relating to Partial Exercise of Warrants. In the event only a small portion of the Warrants are exercised, the Company will receive only a small portion of the proceeds that it may need to complete its planned activities. There is a risk to those investors who do exercise their Warrants where only a small portion of such Warrants are exercised that the lack of contemplated working capital so resulting could have a materially detrimental impact on the financial condition of the Company.

     10. Reliance Upon Directors and Officers. The Company is wholly dependent, at the present, upon the personal efforts and abilities of its Officers and Directors who exercise control over the day to day affairs of the Company. There can be no assurance as to the volume of business, if any, which the Company may succeed in obtaining, nor that its proposed operations will prove to be profitable. See "Proposed Business" and "Management."

     11. Indemnification of Officers and Directors for Securities Liabilities. The Bylaws of the Company provide that the Company may indemnify any Director, Officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in the Nevada Business Corporation Act. Further, the Company may purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the Company and prevent any recovery from such Officers, Directors, agents and employees for losses incurred by the Company as a result of their actions. Further, the Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

     12. Cumulative Voting, Preemptive Rights and Control. There are no preemptive rights in connection with the Company's Common Stock. The shareholders purchasing in this offering may be further diluted in their percentage ownership of the Company in the event additional shares are issued by the Company in the future. Cumulative voting in the election of Directors is not provided for. Accordingly, the holders of a majority of the shares of Common Stock, present in person or by proxy, will be able to elect all of the Company's Board of Directors. See "Description of the Securities."

     13. Public Shareholders will Suffer the Greatest Losses if the Company is Unsuccessful. If the Company's future operations are successful, the present shareholders will realize substantial benefits from the Company's growth. If the Company's future operations are unsuccessful, the persons who purchase the Warrants and Shares offered hereby will sustain the principal losses of such cash investment. See "Dilution."

     14. Potential Future Sales Pursuant to Rule 144. Approximately 10,772,732 shares of Common Stock presently issued and outstanding of which 7,553,481 shares are "Restricted Securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a two year holding period, may sell within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of the Company and who have beneficially owned the shares for a minimum period of three (3) years. Hence, the possible sale of these restricted shares may, in the future dilute an investors percentage of free-trading shares and may have a depressive effect on the price of the Company's securities and such sales, if substantial, might also adversely effect the Company's ability to raise additional equity capital. See "Description of Securities - Shares Eligible for Future Sale."

     15. No Dividends. The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. To date, the Company has not paid any cash dividends. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations. As the Company will be required to obtain additional financing, it is likely that there will be restrictions on the Company's ability to declare any dividends. See "Dividend Policy" and "Description of Securities."

     16. No Market for the Warrants. There is no market for the Warrants and none is expected to ever develop. See "Description of the Securities - Market for the Company's Securities."

     17. Warrantholders May be Unable to Exercise Warrants. For the life of the Warrants, the Company will attempt to maintain a current registration statement on file with the Securities and Exchange Commission relating to the shares to Common Stock issuable upon exercise of the Warrants. If the Company is unable to maintain a current registration statement on file, the Warrantholders will be unable to exercise the Warrants and the Warrants may become valueless. The Company will bear the costs related to the preparation and filing of a post-effective amendment to its registration statement. The Company's ability to maintain a current registration statement will be predicated upon its financial condition.

     FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SHARES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SHARES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.

---------------------------------------------------------------------
                            CAPITALIZATION
---------------------------------------------------------------------

     The following table sets forth the capitalization of the Company as of September 30, 1996, as adjusted to reflect the exercise of 50% of the Warrants and 100% of the Warrants. This table should be reviewed in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus. See "Financial Statements."

                                             September 30, 1996
                                   As Adjusted for the As Adjusted for the
                                   Exercise of 50% of  Exercise of 100% of
                         Actual    Warrants Pro Forma  the Warrants Pro Forma
Stockholder's Equity:
 Common Stock $0.01 par value
 40,000,000 shares authorized
10,649,854 shares outstanding $   106,499
10,962,354 shares outstanding           $   109,624
  (50% of Warrants Exercised)
11,274,854 shares outstanding                               $   112,749
  (100% of Warrants Exercise)

Paid-In Capital               $ 8,436,808    $ 8,887,433              $ 9,338,058

Accumulated Deficit-Estimate  $(3,057,817)   $(3,057,817              $(3,057,817)
                          ----------     ----------              -----------
TOTAL STOCKHOLDERS' EQUITY    $ 5485,490     $ 5,939,240              $ 6,392,990
                          ----------     ----------              ----------



---------------------------------------------------------------------
                               DILUTION
---------------------------------------------------------------------

     As of September 30, 1996, the Company had 10,649,854 shares of Common Stock outstanding with a net tangible book value of approximately $0.52 per share.

     Assuming the exercise of all of the Warrants (625,000 at $1.50 per warrant) and assuming no other changes to the Company's financial position, the net tangible book value of the Company would be $6,392,990 or approximately $0.57 per share. This represents an immediate dilution of $0.05 per share to new investors and an immediate increase in the net tangible book value of shares held by present shareholders of $0.02 per share.

     Assuming the exercise of 50% of the Warrants (312,500 at $1.50 per Warrant), and assuming no other changes to the Company's financial position, the net tangible book value of the Company would be $5,939,240 or approximately $0.54 per share. This represents an immediate dilution of $0.02 per share to new investors and an immediate increase in the net tangible book value of shares held by present shareholders of $0.02 per share.

     "Net tangible book value" is the amount that results from subtracting the total liabilities, deferred costs, and intangible assets of the Company from its total assets. "Dilution" is the difference between the public offering price and the net tangible book value of the shares immediately after the offering. Additionally, dilution is calculated based on book value of the Company's assets, which may not necessarily reflect the actual market value of such assets.

     The following table illustrates the per share dilution:

                                        Assuming 50%   Assuming 100%
                                        of the Warrants     of the Warrants
                                        Exercised           Exercised
Exercise Price per Share      .    .    .    $ 1.50         $ 1.50
Net tangible book value per share
  before Warrants Exercised   .    .    .    $ 0.52         $ 0.52
Increase per share attributable
  to existing investors  .    .    .    .    $ 0.02         $ 0.05
Net tangible book value per
  share after Warrants Exercised   .    .    $ 0.54         $ 0.57
Dilution of net tangible book
  value per share of Warrants exercised .    $ 0.02         $ 0.05

---------------------------------------------------------------------
                        SELECTED FINANCIAL DATA
---------------------------------------------------------------------

     The selected financial data presented below has been derived from the financial statements of the Company, which financial statements have been examined by Williams & Webster, P. S., independent public accountants, as indicated in their report included elsewhere herein. The information below should be read in conjunction with the Company's Financial Statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." For the reasons set forth in the "Prospectus Summary - Risk Factors" the information shown below may not be indicative of the Company's future results of operations.

                    September      September      November
                    30, 1996       30, 1995       30, 1994
                    (Audited)      (Audited)      (Audited)
Statement of Operations and
Accumulated Deficit Data:

 Revenues           $        0     $         0    $         0
 Operating Expenses $ 2,045,082    $   962,735    $   211,796
 Net loss           $(2,045,082)   $  (962,735)   $  (211,796)
 Net Loss per share $     (0.22)   $     (0.15)   $     (0.03)

Balance Sheet Data:
 Work Captial
  (Deficit)         $   686,573    $  (665,274)   $   25,754
 Total Assets       $ 5,605,357    $ 4,056,698    $  366,620
 Long-term Debt     $ 5,485,490    $ 3,235,376    $  276,321
 Stockholders' Equity


---------------------------------------------------------------------
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS
---------------------------------------------------------------------

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto.

General

     The accompanying consolidated financial statements include those of Celebration Mining Company ("Celebration") and the Company, which was formerly known as Consolidated Royal Mines, Inc. before the Reorganization. All significant intercompany accounts and transactions have been eliminated. The accounting of financial statements following the Reorganization also required a change in fiscal year-end date, namely, from November 30 (Celebration's) to September 30 (the Company's).


     The financial statements account for the Reorganization using the purchase method of accounting. See "Note 1 to the Financial Statements." Celebration is treated as the acquiring company for financial reporting purposes because its shareholders constitute greater than 50 percent of the combined shareholder group. In conformity with generally accepted accounting principles and the Company's accounting policy, Celebration is
recognized as the predecessor entity.   Consequently, Celebration's
assets and liabilities were not adjusted in the accompanying financial statements. The financial statements for the period from the inception of Celebration on February 17, 1994 to November 30, 1994 (Fiscal 1994) do not include the balance sheet data or results of operations of Consolidated Royal Mines, Inc.

     There is considerable risk in any mining venture, and there can be no assurance that the Company's operations will be successful or profitable. From inception of the Company to September 30, 1996, the Company has an accumulated deficit of $3,057,817. Exploration for commercially minable ore deposits is highly speculative and involves risks greater than those involved in the discovery of mineralization. Mining companies use the evaluation work of professional geologists, geophysicists, and engineers in determining whether to acquire an interest in a specific property, or whether or not to commence exploration or development work. These estimates are often based on scientific estimates and economic assumptions, and in some instances result in the expenditure of substantial amount of money on a property before it is possible to make a final determination as to whether or not the property contains economically minable ore bodies. The economic viability of a property cannot be finally determined until extensive exploration and development work, plus a detailed economic feasibility study, has been performed. Also, the market prices for mineralization produced are subject to fluctuation and uncertainty, which may negatively affect the economic viability of properties on which expenditures have been made.

     As of September 30, 1996, $4,785,665 of the Company's total assets of $5,605,357 are investments in mineral properties for which additional exploration is required to substantiate or determine whether they contain ore reserves that are economically recoverable. The realization of these investments is dependent upon the success of future property sales, the existence of economically recoverable reserves, the ability of the Company to obtain financing, the Company's success in carrying out its present plans or making other arrangements for development, and upon future profitable production. The ultimate outcome of this matter cannot be determined at this time; accordingly, no provision for any asset impairment that may result, in the event the Company is not successful in developing or selling these properties, has been made in the Company's financial statements.

Liquidity and Capital Resources

     The Company currently has no revenues. At September 30, 1996, the Company's accumulated deficit was $3,057,817. Although it has recurring losses from operations, the Company has increased its operating capital
and improved its financial condition and ability.   Regarding its losses
from operations, the Company cannot assure that it will be able to fully carry out its plans as budgeted without additional operating capital. At September 30, 1995, the Company had negative working capital of $665,274. However, at September 30, 1996, the company had positive working capital of $686,573. The following factors explain the principal increase in working capital during Fiscal 1996.

     The change in working capital from a negative $665,274 at September 30, 1995 to a positive $686,573 at September 30, 1996 was due to the successful conversion of $570,920 of debt into 406,050 shares of common stock as well as the successful placement of 1,949,332 shares of common stock for $2,958,314 in cash. The Company's cash balance increased significantly from $151,698 at September 30, 1995 to $688,716 at September 30, 1996. However, during fiscal 1996 the Company continued to incur more in expenses as a result of increased activity in evaluating and acquiring mineral properties.

     The Company has estimated that it will need capital resources of approximately $40,000 per month to meet its estimated expenditures for the ensuing twelve months. The Board of Directors has instructed management to consult with experienced financial and investment advisory firms to formulate arrangements for such capital fund raising. Currently, the Company is pursuing various alternatives, including the possible private placement of equity.

     The Board of Directors reasonably believes that the Company is able to engage in nearly any size operation or scope of mining activity depending on the circumstances and merits of each proposed operation or mining activity. Accordingly, the Board has not limited the size of operation or scope of project which it believes is reasonable for management to consider in achieving the Company's business plan. Therefore, management has been authorized to consider and review all reasonable proposals and, upon satisfactory assessment, to then make a specific determination as to an estimated range of funding amounts that each such proposal reasonably might require.

     Inasmuch as the eventual project, operation or mining activity could be of any size and scope, management is not able at this time to provide a detailed listing or exact range of operation costs, including increases in general and administrative expense, if any. However, the Company plans to fund any increases in general and administrative expense principally from joint venture revenues or funds it may receive from debt or equity financing. Funds required to finance the Company's exploration and development of mineral properties are expected to come primarily from joint venture participant contributions with the remainder provided by funds generated from such joint venture and other lease or royalty arrangements.

     The Company consistently has made full and timely payment of its expenses, in particular to the various governmental payees it interacts with, and has met its obligations to the entities which provide its personnel, office space, and equipment needs. The Company currently is seeking alternate sources of working capital sufficient to increase the funding of additional general and administrative expenses that may become necessary as the Company's business plan develops, and to continue meeting its ongoing payment obligations for its leases to governmental bodies.

Results of Operations Fiscal 1996 as compared to Fiscal 1995.

     General and administrative expenses increased from $543,644 during fiscal 1995 to $1,835,548 during fiscal 1996. The increase is principally due to additional staff and outside technical and environmental consultants and legal fees associated with the Company's due diligence related to the Bunker Hill Mine option. As a result, from Fiscal 1995, to Fiscal 1996, the net loss increased from $(750,939) to $(2,045,082) and the net loss per share increased from $(0.12) to $(0.22).

     The Company is unable to fully determine the impact of its current lack of adequate operating capital. Other than as described herein, in particular with respect to the option to purchase the Bunker Hill Mine, the Company has determined not to incur and does not have any commitments or plans for material capital expenditures during Fiscal 1997 for which it does not have a reasonably available source or basis for making payment. For additional information regarding the Company's present commitments and plans for which it does have reasonably definable and available payment sources, for example the option to purchase the Bunker Hill Mine.

     It is uncertain what the scope or impact will be of the Company's decision to restrict capital expenditures. On the one hand, if the Company were to continue such restriction, the likely effect might be adverse to the preservation of its assets and capital base, thereby narrowing the scope of plans for future operations and constricting liquidity. On the other hand, if the Company were to discontinue such restriction without an increase in sustained cash flow, the likely effect of that might be an increase in accumulated deficits which could be adverse to the Company's financial condition with respect to liabilities and stockholders' equity. Therefore, the Company's plan for the next twelve months is to closely monitor its capital expenditures while it pursues a joint venture participant or other sources of capital for financing operations.

Fiscal 1995 as compared to Fiscal 1994.

     General and administrative expenses increased from $211,796 during Fiscal 1994 to $543,644 during Fiscal 1995. The increase was principally due to an increase in the amount of stock issued to officers, directors, and a consultant as compensation for services and bonus. As a result, from Fiscal 1994 to Fiscal 1995, the net loss increased from $(211,796) to $(750,939) and the net loss per share increased from $(0.09) to $(0.17), respectively.

---------------------------------------------------------------------
                           USE OF PROCEEDS
---------------------------------------------------------------------

     The proceeds from the exercise of the Warrants offered hereby will be approximately $453,750 if the 50% of the Warrants are exercised and $922,500 if the maximum number of Warrants are exercised. The Company will not receive any proceeds from the sale of the Warrants or sale of the Shares.

     The Company intends to utilize the proceeds from the exercise of the Warrants for working capital.

     The figures set forth above are estimated and cannot be calculated precisely at the present time. Until required for working capital, the net proceeds may be invested temporarily in short-term obligations such as certificates of deposit issued by banks and short term government obligations. The Company reserves the right to amend the use of proceeds, by vote of a majority of the Board of Directors.

     It is anticipated that the maximum estimated proceeds from the exercise of the Warrants will not be sufficient to fund operations for a period of approximately twelve (12) months. It is, however, impossible to predict what additional expenses may be since the costs of operations associated with development stage companies frequently involve unanticipated expenditures. Management currently believes that the Company will require additional capital. If the Company should be unable to meet currently unanticipated expenses, the Company expects that it will have cash requirements for working capital which will have to be met through bank indebtedness or through the private or public sale of the Company's debt or equity securities. There can be no assurance that the Company would be able to obtain such financing or that such financing, if available, would be on terms and conditions acceptable to the Company.
If the Company were unable to obtain needed funds, it could be forced to curtail or cease its activities. See "Risk Factors - Need for Additional Financing."

-------------------------------------------------------------------------
                            DIVIDEND POLICY
-------------------------------------------------------------------------

     The Company has never paid a cash dividend on its Common Stock and does not expect to pay a cash dividend in the foreseeable future, but intends to devote all funds to the operations of its business. See "Risk Factors - No Dividends Anticipated."

-----------------------------------------------------------------------
                               GLOSSARY
-----------------------------------------------------------------------

Acid Mine Drainage       Acidic run-off water from mine waste dumps and
                         mill tailings ponds containing sulfide
                         minerals. Also refers to ground water pumped to surface from mines.

Adit An opening driven horizontally into the side of a mountain or hill for providing access to a mineral deposit.

Alteration               Any physical or chemical change in a rock or
                         mineral subsequent to its formation. Milder and more localized than metamorphism.

Anticline                An arch or fold in layers of rock shaped like
                         the crest of a wave.

Assay A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

Backfill Waste material used to fill the void created by mining an orebody.

BALL MILL                A steel cylinder filled with steel balls into
                         which crushed ore is fed. The ball mill is rotated, causing the balls to cascade and grind the ore.

Basement Rocks           The underlying or older rock mass.  Often
                         refers to rocks of Precambrian age which may be covered by younger rocks.

Base Metal               Any non-precious metal (e.g. copper, lead,
                         zinc, nickel, etc.).

Bedding                  The arrangement of sedimentary rocks in layers.

Block Caving             An inexpensive method of mining in which large
                         blocks of ore are undercut, causing the ore to break or cave under its own weight.

Breccia                  A rock in which angular fragments are
                         surrounded by a mass of fine-grained minerals.


Bulk Mining              Any large-scale, mechanized method of mining
                         involving many thousands of tons of ore being brought to surface per day.

Cathode A rectangular plate of metal, produced by electrolytic refining, which is melted into commercial shapes such as wirebars, billets, ingots, etc.

Chalcocite               A sulfide mineral of copper common in the zone
                         of secondary enrichment.

Channel Sample           A sample composed of pieces of vein or mineral
                         deposit that have been cut out a small trench or channel, usually about ten cm wide and two cm deep.

Chute An opening, usually constructed of timber and equipped with a gate, through which ore is drawn from a stope into mine cars.

Complex Ore              An ore containing a number of minerals of
                         economic value. The term often implies that there are metallurgical difficulties in liberating and separating the valuable metals.

Cone Crusher             A machine which crushes ore between a gyrating
                         cone or crushing head and an inverted,
                         truncated cone known as a bowl.

Concentrate              A fine, powdery product of the milling process
                         containing a high percentage of valuable metal.

Conglomerate             A sedimentary rock consisting of rounded,
                         water-worn pebble or boulders cemented into a solid mass.

Contact A geological term used to describe the line or plane along which two different rock formations meet.

Core The long cylindrical piece of rock, about an inch in diameter, brought to surface by diamond drilling.

Crosscut A horizontal opening driven from a shaft and (or near) right angles to the strike of a vein or other orebody.

Cut-and-fill             A method of stopping in which ore is removed in
                         slices, or lifts, and then the excavation is filled with rock or other waste material
                         (backfill), before the subsequent slice is extracted.

Cyanidation              A method of extracting exposed gold or silver
                         grains from crushed or ground ore by dissolving it in a weak cyanide solution. May be carried out in tanks inside a mill or in heaps of ore out of doors.

Decline An underground passageway connecting one or more levels in a mine, providing adequate traction for heavy, self-propelled equipment. Such underground openings are often driven in an upward or downward spiral, much the same as a spiral staircase.

Development              Work carried out for the purpose of opening up
                         a mineral deposit and making the actual ore extraction possible.

Development Drilling     Drilling to establish accurate estimates of
                         mineral reserves.

Diamond Drill            A rotary type of rock drill that cuts a core of
                         rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

Dilution (mining)        Rock that is, by necessity, removed along with
                         the ore in the mining process, subsequently lowering the grade of the ore.

Dip The angle at which a vein, structure or rock bed is inclined from the horizontal as measured at right angles to the strike.

Disseminated Ore         Ore carrying small particles of valuable
                         minerals spread more or less uniformly through the hose rock.

Dore Unparted gold and silver poured into molds when molten to form buttons or bars. Further refining is necessary to separate the gold and silver.

Drift A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.

Drill-Indicated Reserves The size and quality of a potential orebody as suggested by widely spaced drill holes; more work is required before reserves can be classified as probable or proven.

Due Diligence            The degree of care and caution required before
                         making a decision; loosely, a financial and technical investigation to determine whether an investment is sound.

Electrolytic Refining    The process of purifying metal ingots that are
                         suspended as anodes in an electrolytic bath, alternated with refined sheets of the same metal which act as starters or cathodes.

Environmental Impact
     Study               A written report, compiled prior to a
                         production decision, that examines the effects proposed mining activities will have on the natural surroundings.

Epithermal Deposit       A mineral deposit consisting of veins and
                         replacement bodies, usually in volcanic or sedimentary rocks, containing precious metals, or, more rarely, base metals.

Exploration              Work involved in searching for ore, usually by
                         drilling or driving a drift.

Face The end of a drift, crosscut or stope in which work is taking place.

Fissure                  An extensive crack, break or fracture in rocks.

Float Pieces of rock that have been broken off and moved from their original location by natural forces such as frost or glacial action.

Flotation                A milling process in which valuable mineral
                         particles are induced to become attached to bubbles and float, and others sink.

Footwall The rock on the underside of a vein or ore structure.

Fracture A break in the rock, the opening of which allows mineral bearing solutions to enter. A "cross-fracture" is a minor break extending at more-or-less right angles to the direction of the principal fractures.

Free Milling             Ores of gold or silver from which the precious
                         metals can be recovered by concentrating methods without resort to pressure leaching or other chemical treatment.

Galena Lead sulfide, the most common ore mineral of lead.

Gossan The rust-colored capping or staining of a mineral deposit, generally formed by the oxidation or alteration of iron sulfides.

Grab Sample              A sample from a rock outcrop that is assayed to
                         determine if valuable elements are contained in the rock. A grab sample is not intended to be representative of the deposit, and usually the best-looking material is selected.

Grade The average assay of a ton of ore, reflecting metal content.

Hangingwall              The rock on the upper side of a vein or ore
                         deposit.

Head Grade               The average grade of ore fed into a mill.

Heap Leaching            A process involving the percolation of a
                         cyanide solution through crushed ore heaped on an impervious pad or base to dissolve minerals or metals out of the ore.

High Grade               Rich ore.  As a verb, it refers to selective
                         mining of the best ore in a deposit.

Host Rock                The rock surrounding an ore deposit.

Hydrometallurgy          The treatment of ore by wet processes (e.g.,
                         leaching) resulting in the solution of a metal and its subsequent recovery.

Intrusive                A body of igneous rock formed by the
                         consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

Lagging Planks or small timbers placed between steel ribs along the roof of a stope or drift to prevent rocks from falling, rather than to support the main weight of the overlying rocks.

Lens Generally used to describe a body of ore that is thick in the middle and tapers towards the ends.

Level The horizontal openings on a working horizon in a mine; it is customary to work mines from a shaft, establishing levels at regular intervals, generally about 50 meters or more apart.

Limestone                A bedded, sedimentary deposit consisting
                         chiefly of calcium carbonate.

Lode                     A mineral deposit in solid rock.

Metamorphic Rocks        Rocks which have undergone a change in texture
                         or composition as the result of heat and/or pressure.

Mill A processing plant that produces a concentrate of the valuable minerals or metals contained in an ore. The concentrate must then be treated in some other type of plant, such as a smelter, to affect recovery of the pure metal.

Milling Ore              Ore that contains sufficient valuable mineral
                         to be treated by the milling process.

Mineable Reserves        Ore reserves that are known to be extractable
                         using a given mining plan.

Mineral A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

Mineralized Material
     or Deposit          A mineralized body which has been delineated by
                         appropriate drilling and/or underground
                         sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, conclude economic feasibility.

Muck                     Ore or rock that has been broken by blasting.

Native Metal             A metal occurring in nature in pure form,
                         uncombined with other elements.

Net Profit Interest      A portion of the profit remaining after all
                         charges, including taxes and bookkeeping charges (such as depreciation) have been deducted.

Net Smelter Return       A share of the net revenues generated from the
                         sale of metal produced by a mine.

Open Pit A mine that is entirely on surface. Also referred to as open-cut or open-cast mine.

Ore Material that can be mined and processed at a positive cash flow.

Ore Pass Vertical or inclined passage for the downward transfer of ore connecting a level with the hoisting shaft or a lower level.

Orebody A natural concentration of valuable material that can be extracted and sold at a profit.

Ore Reserves             The calculated tonnage and grade of
                         mineralization which can be extracted
                         profitably; classified as possible, probable and proven according to the level of confidence that can be placed in the data.

Oreshott The portion, or length, of a vein or other structure, that carries sufficient valuable mineral to be extracted profitably.

Oxidation                A chemical reaction caused by exposure to
                         oxygen that results in a change in the chemical composition of a mineral.

Participating Interest   A company's interest in a mine, which entitles
                         it to a certain percentage of profits in return for putting up an equal percentage of the capital cost of the project.

Patent The ultimate stage of holding a mineral claim in the United States, after which no more assessment work is necessary because all mineral rights have been earned.

Patented Mining Claim    A parcel of land originally located on federal
                         lands as an unpatented mining claim under the General Mining Law, the title of which has been conveyed from the federal government to a private party pursuant to the patenting requirements of the General Mining Law.

Pillar A block of solid ore or other rock left in place to structurally support the shaft, walls or roof of a mine.

Porphyry Any igneous rock in which relatively large crystals, called phenocrysts, are set in a fine-grained groundness.

Precambrian Shield       The oldest, most stable regions of the Earth's
                         crust, the largest of which is the Canadian
                         Shield.

Prospect A mining property, the value of which has not been determined by exploration.

Proven and Probable
     Mineral Reserves    Reserves that reflect estimates of the
                         quantities and grades of mineralized material at a mine which the Company believes could be recovered and sold at prices in excess of the cash cost of production. The estimates are based largely on current costs and on projected prices and demand for such mineralized material. Mineral reserves are stated separately for each such mine, based upon factors relevant to each mine. Proven and probable mineral reserves are based on calculations of reserves provided by the operator of a property that have been reviewed but not independently confirmed by the Company.
                         Changes in reserves represent general
                         indicators of the results of efforts to develop additional reserves as existing reserves are depleted through production. Grades of ore fed to process may be different from stated reserve grades because of variation in grades in areas mined from time to time, mining dilution and other factors. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations.

Propable Reserves        Resources for which tonnage and grade and/or
                         quality are computed primarily from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Proven Reserves          Resources for which tonnage is computed from
                         dimensions revealed in outcrops, trenches, workings or drill holes and for which the grade and/or quality is computed from the results of detailed sampling. The sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established. The computed tonnage and grade are judged to be accurate, within limits which are stated, and no such limit is judged to be different from the computed tonnage or grade by more than 20 percent.

Raise A vertical or inclined underground working that has been excavated from the bottom upward.

Rake The trend of an orebody along the direction of its strike.

Reclamation              The restoration of a site after mining or
                         exploration activity is completed.

Recovery The percentage of valuable metal in the ore that is recovered by metallurgical treatment.

Replacement Ore          Ore formed by a process during which certain
                         minerals have passed into solution and have been carried away, while valuable minerals from the solution have been deposited in the place of those removed.

Reserves That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of "Ore" when dealing with metalliferous minerals.

Resources                The calculated amount of material in a mineral
                         deposit, based on limited drill information.

Rib Samples              Ore taken from rib pillars in a mine to
                         determine metal content.

Rockbolting              The act of supporting openings in rock with
                         steel bolts anchored in holes drilled
                         especially for this purpose.

Rockburst                A violent release of energy resulting in the
                         sudden failure of walls or pillars in a mine, caused by the weight or pressure of the surrounding rocks.

Rock Mechanics           The study of the mechanical properties of
                         rocks, which includes stress conditions around mine openings and the ability of rocks and underground structures to withstand these stresses.

Room-and-Pillar Mining   A method of mining flat-lying ore deposits in
                         which the mined-out area, or rooms, are
                         separated by pillars of approximately the same size.

Rotary Drill             A machine that drills holes by rotating a
                         rigid, tubular string of drill rods to which is attached a bit. Commonly used for drilling large-diameter blastholes in open pit mines.

Royalty An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a certain amount per ton or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.

Run-of-Mine              A loose term used to describe ore of average
                         grade.

Sample A small portion of rock or a mineral deposit, taken so that the metal content can be determined by assaying.

Secondary Enrichment     Enrichment of a vein or mineral deposit by
                         minerals that have been taken into solution from one part of the vein or adjacent rocks and redeposited in another.

Shaft A vertical or steeply inclined excavation for the purpose of opening and servicing a mine. It is usually equipped with a hoist at the top which lowers and raises a conveyance for handling personnel and materials.

Shear or Shearing        The deformation of rocks by lateral movement
                         along unnumberable parallel planes, generally resulting from pressure and producing such metamorphic structures as cleavage and schistosity.

Shrinkage Stopping       A stopping method which uses part of the broken
                         ore as a working platform and as support for the walls of the stope.

Siderite Iron carbonate, which when pure, contains 48.2% iron; must be roasted to drive off carbon dioxide before it can be used in a blast furnace. (Roasted product is called sinter.)

Skarn Name for the metamorphic rocks surrounding an igneous intrusive where it comes in contact with a limestone or dolomite formation.

Solvent Extraction-Electrowinning
     G(SX/EW) A metallurgical technique, so far applied only to copper ores, in which metal is dissolved from the rock by organic solvents and recovered from solution by electrolysis.

Sphalerite               A zinc sulfide mineral; the most common ore
                         mineral of zinc.

Step-out Drilling        Holes drilled to intersect a mineralization
                         horizon or structure along strike or down dip.

Stockpile                Broken ore heaped on surface, pending treatment
                         or shipment.

Stope Underground excavation from which ore has been extracted either above or below mine level.

Stratigraphy             Strictly, the description of bedded rock
                         sequences; used loosely, the sequence of bedded rocks in a particular area.

Strike The direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

Stringer A narrow vein or irregular filament of a mineral or minerals traversing a rock mass.

Stripping Ratio          The ratio of tons removed as waste relative to
                         the number of tons or ore removed from an open pit mine.

Sublevel A level or working horizon in a mine between main working levels.

Sulfide                  A compound of sulfur and some other element.

Tailings Material rejected from a mill after more of the recoverable valuable minerals have been extracted.

Tailings Pond            A low-lying depression used to confine
                         tailings, the prime function of which is to allow enough time for heavy metals to settle out or for cyanide to be destroyed before water is discharged into the local watershed.

Trend The direction, in the horizontal plane, or a linear geological feature (for example, an ore zone), measured from true north.

Troy Ounce               Unit of weight measurement used for all
                         precious metals.  The familiar 16-ounce
                         avoirdupois pound equals 14.583 Troy Ounces.

Unpatented Mining Claim  A parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode mining claim is granted certain rights including the right to explore and mine such claim under the General Mining Law.

Vein A mineralized zone having a more or less regular development in length, width and depth which clearly separates it from neighboring rock.

Volcanogenic             A term used to describe the volcanic origin of
                         mineralization.

Vug A small cavity in a rock, frequently lined with well-formed crystals. Amethyst commonly forms in these cavities.

Wall Rocks               Rock units on either side of an orebody.  The
                         hanging-wall and footwall rocks of an orebody.

Waste Barren rock in a mine, or mineralized material that is too low in grade to be mined and milled at a profit.

Winze                    An internal shaft.

Zone of Oxidation        The upper portion of an orebody that has been
                         oxidized.

-------------------------------------------------------------------------
                               BUSINESS
-------------------------------------------------------------------------
General

     Royal Silver Mines, Inc. (the "Company"), formerly known as Consolidated Royal Mines, Inc., and also, Royal Minerals, Inc., is a U.S. mineral resource company incorporated under the laws of the State of Utah. The Company is engaged in the business of acquiring and exploring mineral properties containing silver, gold, copper, and other mineralization, with a primary emphasis on silver. Prior to September 30, 1995, the Company acquired all of the outstanding securities of Celebration Mining Company ("Celebration"), a development stage company, pursuant to a share exchange agreement and plan of reorganization ("Reorganization"). Unless indicated differently by the context, all references to the Company herein shall refer to Royal Silver Mines, Inc., the corporate entity that resulted from the business combination of Consolidated Royal Mines, Inc. and Celebration.

     Prior to the Reorganization, Celebration was a non-public, closely held Washington corporation. It was formed in February 1994 to identify and acquire mineral properties for subsequent exploration and development, if warranted, through equity financing and joint venture arrangements. The Reorganization has been accounted for as a purchase by Celebration of the Company. Celebration was treated as the acquiring company for financial reporting purposes because its shareholders constituted greater than 50 percent of the combined shareholder group at the time of reorganization. In conformity with generally accepted accounting principles and the Company's accounting policy, Celebration is recognized as the predecessor entity. Consequently, Celebration's assets and liabilities were not adjusted in the accompanying financial statements. On the other hand, for purposes of reporting statutory and corporate authority, the Company is deemed to be the acquiring corporation, and Celebration is now a wholly-owned subsidiary of the Company. Prior to the Reorganization, the Company had been a majority-owned subsidiary of Centurion Mines Corporation ("Centurion").
Currently, however, Centurion holds an approximate 14 percent shareholder interest in the Company and is an affiliate and related party of the Company.

     The Company operates its business as an exploration stage company, meaning that it intends to receive income from property sales, joint ventures, or other business arrangements with larger companies, rather than developing and placing its properties into production on its own. There currently are several business arrangements, joint venture prospects, and potential property sales from which the Company expects to receive income. The Company has owned royalty interests in properties situated in Utah's Gold Belt. There has been and is no assurance that the Company will receive royalties from these properties; it received no royalty income during the fiscal year ended September 30, 1996 ("Fiscal 1996").

     The Company currently has no revenues. At September 30, 1996, the Company's accumulated deficit was $3,057,817. Although it has recurring losses from operations, the Company has increased its operating capital
and improved its financial condition and ability.   Regarding its losses
from operations, the Company cannot assure that it will be able to fully carry out its plans as budgeted without additional operating capital. At September 30, 1996, the Company had a cash balance of $688,716 and working capital of $686,573, as compared to a cash balance of $151,698 and a working capital deficit of $665,274 at September 30, 1995. The Company will need capital resources of approximately $40,000 per month to meet its estimated expenditures for the ensuing twelve months. The Board of Directors has instructed management to consult with experienced financial and investment advisory firms to formulate arrangements for such capital fund raising. Currently, the Company is pursuing various alternatives, including, if necessary, the private placement of stock.

     During the twelve months ended September 30, 1996, the Company placed 1,949,332 shares of its common stock for $2,958,314 in cash. The Company also issued 406,050 shares of its common stock in lieu of outstanding debt. The stock was issued at $1.50 per share for a total value of $609,075. At the end of September, 1996, the Company reached an agreement with Centurion, a related affiliate, for an option to purchase or assign up to 800,000 shares of the Company's common stock, presently owned by Centurion and representing approximately seven and one-half percent of currently outstanding shares, at an exercise price of $1.75 per share. The re-purchase option, which is assignable to third parties, expires October 1, 1998.

     As discussed in greater detail below in the section entitled "Business - The Company's Strategy and Business Plan," a substantial portion of the Company's assets consist of investments in mineral properties for which additional exploration is required to determine if they contain mineralization that is economically recoverable. The realization of these investments is contingent to a large extent upon the success of the Company's property transactions as a whole, the existence of economically recoverable metals and other mineralized material, the ability of the Company to obtain financing or make other arrangements for development, and upon future profitable production. The likelihood and extent to which these contingencies may be material is uncertain, and the Company cannot assure that the outcome of these uncertain events will not have a material impact and result in adverse consequences to the Company. If the Company does not receive suitable financing or funds from its present or future business arrangements to develop these properties, and continues to suffer losses from operations, the Company will revise its business activities accordingly.

History

     The Company was incorporated in Utah on April 6, 1969 as Royal Resources, Inc. for the purpose of acquiring and developing mineral properties. The Company changed its name to Royal Minerals, Inc., on January 6, 1983, and became a public company in July 1984. The Company complied with the Securities and Exchange Commission reporting requirements until August 1986, at which time the Company filed Form 15 with the Commission and suspended further reporting requirements. On January 31, 1992, Centurion owned 82.3 percent of the Company's common stock. See "Business - Centurion's Acquisition and Control of the Company." Also on January 31, 1992, the Company shareholders authorized a 5-for-1 reverse stock split, and on March 4, 1994, authorized a 4-for-1 reverse stock split of the common stock of the Company. On March 17, 1994, the Company changed its name to Consolidated Royal Mines, Inc. On November 22, 1994, the Company filed a registration statement on Form 10 and renewed its reporting requirements, effective January 23, 1995. During the fourth quarter of Fiscal 1995, the Company revised its business plan to concentrate on the acquisition of silver properties. That change in focus prompted Consolidated Royal Mines, Inc. and Celebration Mining Company to implement the Reorganization, which closed on August 8, 1995, and to change the Company's name to Royal Silver Mines, Inc., effective September 18, 1995.

Strategy and Business Plan

     Management believes that control of land and mineral rights is the key ingredient for financial success in the exploration and development phases of the mining business. Previously, the Company had concentrated its main exploration efforts in the northern Utah Gold Belt because of that area's history of profitable metal production and because of the Company's exploration experience in the western United States. After the Reorganization, the Company acquired a number of significant mineral properties focusing on silver resources. The Company expects to concentrate its main exploration efforts during Fiscal 1997 in Idaho's Coeur d'Alene Mining District and to a much lesser extent in the Lakeview Mining District, and Utah's Ashbrook Mining District where the Company owns a 25% interest in the Vipont Mine property. The Company was involved in a joint venture in Australia through an agreement between
Celebration and an Australian company.   A deep test exploration hole was
drilled in search of a buried massive sulfide target; however the hole encountered only weak mineralization.

     The Company's corporate strategy is directed toward the acquisition of land positions for the exploration of mineralization in established mining districts that have had large and profitable production histories. This approach is referred to in the mining industry as headframe geology, which is defined as concentrating efforts near previously known, profitable ore deposits. The Company does not currently have sufficient capital of its own to carry out its strategy and business plan.

     The Company's plan of operation for fiscal 1997 is to proceed with its exploration efforts and to seek business arrangements that, in conjunction with the funds of other companies or business entities, will provide sufficient funding to meet the initial expenditures required for the exploration of mineralization on such properties and to acquire land positions or other interests in mineral properties. It expects in this way to achieve an increase in the value of its assets and to obtain production income with less risk of its own funds for development expenditures and capital investment in production facilities. As a consequence of the Company's plans, management expects a reversal of the current trend of diminishing cash flow. However, because it currently does not have sufficient capital, if the Company is not successful in obtaining suitable joint venture commitments and funds, there is no assurance that the Company otherwise will obtain the capital it would need to achieve its business plan. During September 1996, the Company completed its initial due diligence review and signed a revised option agreement with the Placer Mining Corporation of Kellogg, Idaho, to purchase a 100 percent ownership interest in the Bunker Hill Mine, a silver-lead-zinc mine in Shoshone County, Idaho. The Bunker Hill Mine is the largest mine in northern Idaho's historic Coeur d'Alene Mining District, which currently has four major silver mines in production. The Bunker Hill Mine has produced over 35 million tons of ore over a one hundred year period.

     Under the terms of the option, the Company can acquire the mine by making payment through one of two alternative purchase arrangements: the Company may either (1) pay $7 million and issue 500,000 shares of its restricted common stock to Placer Mining on or before May 10, 1997; or
(2) pay $4 million and issue 500,000 shares to Placer Mining on or before May 10, 1997, and then pay an additional $3.5 million on or before May 10, 1998. Under either alternative, Placer Mining will retain a 2-3/4 percent net smelter return royalty on the property. The Company intends to raise the necessary funds via equity and/or debt financing, or through a possible joint venture with a major partner.

     The Bunker Hill Mine, which was originally discovered in 1881, was last operated on a large scale in 1990. Placer Mining has reestablished small production of high grade lead-silver ore from stopes on 10 level and 11 level, but has lacked the requisite capital to properly redevelop the mine. In order to achieve the necessary economies of scale, and to benefit from low cost, bulk underground mining methods, the Company's engineers believe that a capital investment in excess of $50 million will be required over and above the purchase price. However, the Company believes that if the technical due diligence is favorable and the ongoing environmental issues can be satisfactorily resolved, an investment of that magnitude may be possible to obtain.

     The Board of Directors reasonably believes that the Company is able to engage in nearly any size operation or scope of mining activity depending on the circumstances and merits of each proposed operation or mining activity. Accordingly, the Board has not limited the size of operation or scope of project which it believes is reasonable for management to consider in achieving the Company's business plan. Following that direction, management of the Company pursued a vigorous and fruitful program during the last quarter of fiscal 1995, acquiring interests in seven distinct parcels of mineral property. Further, management has been authorized to consider and review all reasonable proposals and, upon satisfactory assessment, to then make a specific determination as to an estimated range of funding amounts that each such proposal reasonably might require.

     By further direction of the Board of Directors, management may enter into new mining arrangements with joint venturers, partners, or other third parties. Such arrangements may be multi-party ventures to which the Company will contribute stock, cash, and/or mineral interests. In such arrangements, the Company's participation in revenues and profits, if any, will be reduced. At this time, the Company has no agreement or understanding with any third parties for the formation of a joint venture mining operation other than those described herein. The Company will encounter significant competition from firms currently engaged in the mining industry. In general, all of these companies are substantially larger than the Company, and have substantially greater resources and operating histories. See "Risk Factors." Management, together with such professional advisors which the Company deems appropriate, will investigate prospective properties through on-site examination, reviewing available geologic reports or publications relating to the property, and a general field reconnaissance to secure preliminary information regarding characteristics of the property. If, from such preliminary reviews, management deems it advisable to further investigate the property, the Company may determine the condition of title and ownership by using abstractors or title companies, and may obtain a preliminary feasibility study by one or more geologists, mining engineers, or accountants. If, after the foregoing preliminary investigation, management determines that the property does not meet the Company's acquisition criteria, efforts to acquire the property will be abandoned, in which case costs incurred in conducting the investigation would not be recoverable. It should be noted, however, that the Company has only a limited amount of funds available for working capital which could be used for future exploration expenditures. Thus, if future exploration is desired, additional funds would be needed. Only a limited amount of such funds have currently been identified and there can be no assurance that such funds would be available at an acceptable cost, if at all.

     Inasmuch as the eventual project, operation or mining activity could be of any size or scope, management is not able at this time to provide more exact amounts or a detailed listing of operation costs, including increases in general and administrative expense, if any. However, the Company plans to fund any increases in general and administrative expense principally from joint venture revenues, fees it may receive, or additional funds it may receive from debt or equity financing. Funds required to finance the Company's exploration and development of mineral properties are expected to come primarily from joint venture participant contributions with the remainder provided by funds generated from such joint venture and other lease or royalty arrangements.

     Management has budgeted approximately $480,000 for fiscal 1997 for general and administrative expenses and other operating costs. To date, the Company has made full and timely payment of its expenses, in particular to the various governmental payees it interacts with, and has met its obligations to the entities and contractors that provide its personnel, office space, and equipment needs. The Company currently is seeking additional sources of working capital sufficient to continue its present level of funding its general and administrative expenses and meet ongoing payment obligations for its leases to governmental bodies. Operating costs are largely dependent upon the level of exploration and development activity engaged in, which, in turn, is dependent upon availability of funds. The Company has determined not to incur any operating costs related to exploration and development until sufficient funds are available for payment.

Private Placements

     In July 1995, the Company completed a private placement of 8,700 shares through two Regulation S offerings, both at a price of $2.00 per share, for a total of $17,400. During September 1995, the Company completed a private placement of 179,000 shares of common stock through a domestic offering at a price of $1.50 per share for a total of $241,650 after expenses. During the twelve months ended September 30, 1996, the Company placed 1,949,332 shares of its common stock for $2,958,314 in cash. The Company also issued 406,050 shares of its common stock in lieu of outstanding debt of $570,919, plus accrued interest. The stock was issued at $1.50 per share for a total value of $609,075.

     On January 30, 1997, the Company sold 200,000 Units at $0.75 to Britannia Holdings Limited ("Britannia"). Each Unite consisted of one share of Common Stock, and one Warrant. Each Warrant allows Britannia to purchase one share of Common Stock at $1.25 per share. The Warrants expire two years from issuance. The Company also granted Britannia the option to purchase 335,000 Units on or before February 14, 1997 and 800,000 Units on or before March 3, 1997. The Units were sold pursuant to Reg. S of the Securities Act of 1933.

Competition

     The mining industry is very competitive. There is a high degree of competition to obtain favorable mining properties and suitable mining prospects for drilling, exploration, development and mining operations. The Company encounters competition from a handful of other similarly-situated mining companies in the silver mining industry in connection with the acquisition of properties capable of profitably producing silver and other mineralization. The Company is unable to ascertain the exact number of such competitor companies, however, the Company believes that with the acquisition of significant properties in the Coeur d'Alene Mining District of Northern Idaho its competitive position for exploring and developing such properties for silver mineralization should improve.

Nevertheless, the Company may be unable to acquire attractive mining properties on terms it considers acceptable. Accordingly, there can be no assurance that the Company's programs will yield commercially minable reserves.

Transactions with Centurion.

     The Company has disclosed pertinent information and financial data with respect to its transactions with Centurion. See "Certain
Transactions."

Patents, Trademarks, Licenses, Franchises.

     The Company does not own any patents, trademarks, licenses, franchises, or concessions, except for patented mining claims granted by governmental authorities and private land owners. See "Glossary."

Seasonability.

     The Company's business is generally not seasonal in nature except to the extent that weather conditions at certain times of the year may affect the Company's access to its properties.

Government Regulation and Environmental Concerns.

     The Company is committed to complying and, to its knowledge, is in compliance with all governmental and environmental regulations. The Company's activities are subject to extensive federal, state and local laws and regulations controlling not only the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. The Company cannot predict the extent to which future legislation and regulation could cause additional expense, capital expenditures, restrictions and delays in the development of the Company's properties, including those with respect to unpatented mining claims.

     The term "unpatented mining claim" refers to a mining claim on federal lands which has not been converted into full fee ownership in the name of a private person or entity. The process of converting ownership was established under the (U.S.) General Mining Law of 1872, as amended (the "General Mining Law"), and requires that certain conditions be met. Once met, and all other requirements are satisfied, the U.S. government transfers ownership of the underlying property (held to that point in the public trust) to the private person or entity by granting fee simple and conveying full private ownership of the subject mineral property, including mineral rights, surface, subsurface and appurtenant rights, subject to any vested and accrued water rights. The act of granting full fee ownership is accomplished by a duly endorsed instrument referred to as a "patent." Until such time as a mining claim on federal land may be "patented," the claim is deemed an "unpatented mining claim" and ownership is held in the public trust by the U.S. government subject to existing federal mining laws and other applicable statutory or regulatory provisions as may be implemented by the federal bureaucracy.

     In 1992, the U.S. Congress passed a number of amendments to the General Mining Law which governs mining claims and related activities on federal lands. A holding fee of $100 and a filing assessment of $35 per claim was imposed upon unpatented mining claims located on federal lands. Since 1992, a variety of legislation has been proposed to further amend the General Mining Law. The proposed legislation would, among other things, impose royalties and add requirements affecting reclamation, environmental controls, and restoration. Although such legislative proposals are not currently in effect, the likelihood or extent of subsequent enactments is not presently known and the potential impact on the Company as a result of future congressional action cannot be predicted.

     The Company's activities are not only subject to extensive federal, state, and local regulations controlling the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. Future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the development of the Company's properties, the extent of which cannot be predicted. Also, as discussed above, permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. In the context of environmental permitting, including the approval of reclamation plans, the Company must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. While it is possible that the costs and delays associated with the compliance of such laws, regulations, and permits could become such that the Company would not proceed with the development or operation of a mine, the Company is not presently aware of any material environmental constraint affecting its properties that would preclude the economic development or operation of any specific property, other than those relating to the Bunker Hill Mine.

     At present, the Company does not have any environmental control facilities. Thus, the Company has not made any material capital expenditures for environmental controls, other than the nominal costs of preparing the plans and contingencies for such environmental controls, measures and facilities as may be required in its future activities.

     As the Company becomes more active on its properties, it is reasonable to expect that compliance with environmental regulations will substantially increase costs to the Company. Such compliance may include feasibility studies on the surface impact of the Company's proposed operations; costs associated with minimizing surface impact; water treatment and protection; reclamation activities, including rehabilitation of various sites; on-going efforts at alleviating the mining impact on wildlife; and permits or bonds as may be required to ensure the Company's compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that the Company may decide to not proceed with the exploration, development, or mining operations on any of its mineral properties.

     Specifically as it relates to the Company's option to purchase the Bunker Hill Mine, the Company has endeavored to assess the environmental issues, including preexisting conditions such as acid water mine drainage and related treatment efforts, and the impact of these and other issues that may arise pertaining to environmental protection requirements and areas of concern, some of which are tailings pond construction, mine waste rock disposal, etc. Discussions with the State of Idaho and the EPA have been ongoing and continue. The Company expects to complete a full review and determination of the environmental impact and requirements to bring the mine to an economically productive level.

     Future costs of compliance may depend upon the extent and type of exploration and testing required. Moreover, there is no assurance that the Company will be able to comply with requirements imposed on future development, or that the Company will be able to economically develop operating mines under such regulations. Therefore, management is not able to estimate those amounts at this time.

Employees.

     The Company has five employees. The Company arranges for much of its work through contracts with various consultants. The Company may contract with additional consultants from time to time, as required by its operations. Consultants are treated as independent contractors.

Centurion's Acquisition and Control of the Company.

     In October 1991, Centurion entered into negotiations with the officers and directors of the Company for the acquisition and control of the Company. In November 1991, Centurion's Board of Directors approved this acquisition. Subsequently, Centurion entered into subscription and investment agreements with several of the Company's principal shareholders, whereby Centurion exchanged 174,743 restricted shares of Centurion stock and $1,600 cash for shares of the Company's common stock constituting 37.2 percent ownership of the Company's outstanding shares. On January 10, 1992, the Company's Board of Directors authorized the exchange of 100,000 post-split shares of the Company's common stock for approximately 4,196 acres of unpatented mining claims and state and private mineral leases from Centurion. On January 31, 1992, at the Company's annual shareholders meeting, the shareholders authorized the purchase of approximately 17,000 acres of mining properties from Centurion for 1,250,000 post-split shares of the Company's common stock. This acquisition of shares gave Centurion an 82.3 percent controlling interest in the Company. Because of the changes in the control of shareholdings brought about by the Reorganization with Celebration, Centurion currently holds approximately 14 percent of the Company's outstanding common stock. Of this, the Company has been granted an assignable option to repurchase up to half of Centurion's position at a price of $1.75 at any time prior to October 1, 1998.

Subsidiaries

     The Company currently has one subsidiary, Celebration Mining Company ("Celebration"), of which the Company currently is the sole shareholder. Celebration was incorporated in the State of Washington in February 1994.

Reorganization with Celebration.

     In May and June 1995, the Company's management began negotiations with management of Celebration regarding a merger or other reorganization plan of the two companies. On June 28, 1995, the boards of directors of both companies approved a reorganization and the companies signed an agreement based on a share exchange. The Company would acquire 100 percent of Celebration's interest in the Vipont Mine Joint Venture, the Crescent Mine Lease, the Australia Joint Venture, and the option rights to acquire up to 50 percent of the mineral rights on the Prospect Mine Property in Madison County, Montana.

     The Celebration shareholders approved the Reorganization and share exchange agreement at an August 8, 1995 shareholder meeting. In exchange for 100 percent of the issued and outstanding Celebration shares, the Company agreed to issue to the Celebration shareholders 4,143,750 shares of the Company's common stock that together would represent ownership of 63 percent of the Company's shareholdings outstanding immediately following the Reorganization. Also, the Company agreed to honor all of the stock rights held by various Celebration shareholders and which were subject to certain conditions and events.

     Some of those stock rights had been granted contingent upon the repayment of notes, and others had been granted as options under consultant agreements. In total, those stock rights permitted the purchase or receipt of approximately 1,755,000 additional shares of the Company's common stock. If all of the shares underlying various stock rights were added to the initial group of 4,143,750 shares exchanged in the Reorganization, that would result in a total issuance from the share exchange of approximately 5,898,750 shares, or 71 percent ownership by the Celebration shareholders. However, to date, none of the overhanging stock rights have been or are expected to be exercised.

     In December 1995, stock rights to receive approximately 190,795 shares were extinguished when the Company converted debt of $570,919 in principal, plus interest, by issuing common stock. The noteholders of that debt amount received approximately 406,050 shares in full satisfaction of the debt.

Termination or Intent to Acquire Fausett International.

     On October 18, 1995, the Company entered into an agreement with Fausett International, an Idaho corporation, which the Company proposed acquiring as an 81 percent-owned consolidated subsidiary. However, as of the date of this filing, management has determined not to pursue this acquisition because of changes in Fausett International's financial circumstances, and a projected reduction in its operations.

ACQUISITION AND DISPOSITION OF MINERAL PROPERTIES.

Properties.

     On January 10 and January 31, 1992, the Company obtained from Centurion a total of 23,300 acres of unpatented mining claims, state and private mineral leases in exchange for the equivalent of 1,350,000 post-split shares of the Company's common stock.

     During the nine months ended September 30, 1992, the Company sold unpatented mining claims and state and private mineral lease properties to Kennecott Copper Corporation, a Unit of RTZ, London ("Kennecott").
The Company sold four unpatented mining claims (80 acres) to Kennecott in January 1992, for $100,000 retaining a five percent production royalty. In July 1992, the Company sold approximately 16,880 acres of mining claims and state and private mineral leases to Kennecott for $250,000 retaining a 2 1/2 percent production royalty.

     On September 30, 1992, Kennecott purchased 6,320 acres of mining claims for $250,000, on which the Company retained a 2 1/2 percent production royalty.

---------------------------------------------------------------------
                              MANAGEMENT
---------------------------------------------------------------------

     The following table sets forth the name, age and position of each Officer and Director of the Company:

Name                Age            Position


Howard M. Crosby    44             President and a member of the Board
                                   of Directors

Robert E. Jorgensen 43             Executive Vice President, Treasurer
                                   and a member of the Board of
                                   Directors

Thomas Henricksen   49             Secretary and a member of the Board
                                   of Directors

Jerry Stacey        52             Vice President of Operations

John Ryan           35             Vice President of Corporate
                                   Development

Spenst Hansen       63             Member of the Board of Directors

Ronald Kitching     66             Member of the Board of Directors

James W. Prier      49             Member of the Board of Directors

     The authorized number of directors of the Company is presently fixed at ten. Each director serves for a term of one year that expires at the following annual shareholders' meeting. Each officer serves at the pleasure of the Board of Directors and until a successor has been qualified and appointed. There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

     Set forth below is certain biographical information regarding each director and executive officer of the Company:

Howard M. Crosby - President and a member of the Board of Directors.

      Since February 1994, Mr. Crosby is the President and a member of the Board of Directors. Since 1989, Mr. Crosby has been president of Crosby Enterprises, Inc., a family-owned business advisory and public relations firm. From September 1992 to May 1993, Mr. Crosby was employed by Digitran Systems, Inc., of Logan, Utah, in the marketing department. In May of 1993, Mr. Crosby entered into a business consulting relationship with Centurion Mines Corporation, and has served as president and director of Mammoth Mining Company and Gold Chain Mining Company, both Centurion subsidiaries. In July, 1992, Mr. Crosby filed a Chapter 13 petition for bankruptcy. The reorganization plan was approved in October 1992. Mr. Crosby received a B.A. degree from the University of Idaho in 1974.

Robert E. Jorgensen - Executive Vice President, Treasurer and a member of the Board of Directors

     Since August 1995, Mr. Jorgensen has been the Executive Vice President, Treasurer and a member of the Board of Directors of the Company. Mr. Jorgensen has served as vice-president, secretary and director of Celebration Mining Company, a Nevada public company. From 1987 to 1991, Mr. Jorgensen was an investment broker and owner of RCL Northwest, Inc., a regional investment firm. Mr. Jorgensen was a broker with Cohig & Associates, Inc., from January 1992 to May 1992. In May 1992, Mr. Jorgensen retired from the brokerage business and has since been a private investor. Mr. Jorgensen filed for protection under Chapter 7 of the Bankruptcy Code in August 1992. Mr. Jorgensen received a degree in Business Administration from the University of Idaho.

Thomas Henricksen - Secretary and a member of the Board of Directors

     Since February 5, 1997, has been the Secretary and a member of the Board of Directors of the Company. Mr. Henricksen is a professional geologist who is currently working as an independent consulting geologist specializing in precious and base metal exploration projects in North and South America. From 1991 to July 1996, Mr. Henricksen was regional manager for Kennecott Exploration, where he was responsible for overseeing all exploration activities in Alaska and the Pacific Northwest. Prior to working for Kennecott, Mr. Henricksen was senior geologist for U.S. Borax from 1977 to 1991. Mr. Henricksen holds a Ph.D. in economic geology from Oregon State University and a B.S. degree in geology from the University of Wisconsin-Oshkosh.

Jerry Stacey - Vice President of Operations.

     Since August 1995, Mr. Stacey has been the Vice President of Operations. Mr. Stacey is a professional mining engineer with over 20 years experience in open pit and underground mining. Between 1974 and 1981, Mr. Stacey worked in senior supervisory positions as a Shift Foreman for the Anaconda Company; as mine superintendent for Day Mines at the Sherman Mine, mining 1,000 tons per day of silver ore; as mine manager for Choctaw Mining supervising the construction and operation of a tungsten mine and mill complex; as mine manager for Mountain Mineral's barite mines in British Columbia; and as a mine manager at the Goodnews Bay platinum placer operation. In 1981, Mr. Stacey formed General Mine Services Corp., a mine consulting and contracting firm for junior mining and exploration companies, where he continued as CEO until 1994, when he joined with Celebration Mining Company and has continued full time as Vice President of Operations with the Company. His current responsibilities focus on the engineering, design, installation, and operation of complete mine and metallurgical plants involving base and precious metals and industrial minerals. Mr. Stacey received a B.S. Degree in Mining Engineering from Montana Tech in 1974 while working in Butte, Montana mines.

John Ryan - Vice President of Corporate Development

     Since September 1996, Mr. Ryan has been Vice President of Corporate Development. Mr. Ryan is a professional mining engineer. Mr. Ryan has served as a consultant in mine engineering services, and will continue in these activities during his tenure, as well as, engage in other matters in accordance with the direction and assignment of the Board of Directors. In addition to his professional degree in Mining Engineering, which he received from the University of Idaho, Mr. Ryan also holds a juris doctorate (J.D.) law degree from the Boston College School of Law.

Spenst Hansen - Member of the Board of Directors.

     Since November 1991, Dr. Hansen has served as a member of the Board of Directors of the Company. Dr. Hansen is a registered professional geologist in California (#2067) and Idaho (#38). Dr. Hansen has been principally employed by Centurion Mines Corporation since November 1984, where he is currently President, Chief Executive Officer, Director and Chairman of the Board of Directors. Dr. Hansen has worked on mining projects in the western United States for more than 20 years. From 1982 to 1989, he also conducted an independent geophysical and geologic contracting business as a sole proprietorship under the name Axis Geophysics Company. Dr. Hansen still retains ownership of this company.
 Dr. Hansen received the following degrees: a Ph.D. degree in geology from the University of Missouri, Columbia, Missouri; a Masters degree in mining engineering from the Missouri School of Mines, Rolla, Missouri; and a Bachelor of Science degree in geological engineering from the University of Utah, Salt Lake City, Utah.

Ronald Kitching - member of the Board of Directors.

     Since August 1995, Mr. Kitching has been a member of the Board of Directors of the Company. Prior to his retirement five years ago, Mr. Kitching was involved in the mining industry for over 35 years holding various positions, including serving as president of Overland Drilling Company, an Australian exploration drilling company, and as co-founder of Glindeman-Kitching Enterprises, an exploration drilling company. Mr. Kitching has served as a director for Celebration Mining Company since May 1994.

James W. Prier - member of the Board of Directors.

     Since August 1995, Mr. Prier has been a member of the Board of Directors. Mr. Prier has been active in the Canadian resource industry for the past 14 years as a principal and through his consulting firm, James Prier & Associates, Ltd. From 1986 to 1990, Mr. Prier was associated with Energex Minerals, Ltd., a natural resource company listed on the Toronto Stock Exchange, serving as vice-president of corporate development from 1987 to 1990. While with Energex, Mr. Prior participated in the development, evaluation and sale of an open-pit gold deposit in northern British Columbia and the subsequent acquisition of a Houston-based oil and gas company. Mr. Prier was a founding director of Minerex Resources Ltd., a gold producer listed on the Toronto Stock Exchange. He served as Vice President of corporate development for Black Swan Gold Mines Ltd., a Toronto Stock Exchange listed resource company, from 1991 to 1993. He is a principal and director of Argosy Mining Corp., a Vancouver-based resource company engaged in a US$8.5 million diamond exploration joint venture in Zimbabwe and Tanzania. Mr. Prier is a director and corporate secretary of Urandel Minerals Corporation, listed on the Vancouver Stock Exchange. Prior to 1979, Mr. Prier was a financial analyst for a private Ontario investment group.

Indemnification

     The Company's Bylaws provide that the Company's directors and officers will be indemnified to the fullest extent permitted by the Nevada Corporation Code, however, such indemnification shall not apply to acts of intentional misconduct; a knowing violation of law; or, any transaction where an officer or director personally received a benefit in money, property, or services to which to the director was not legally entitled.

     The Company has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

---------------------------------------------------------------------
                         CERTAIN TRANSACTIONS
---------------------------------------------------------------------

     Certain of the directors and/or officers of the Company also serve as directors and/or officers of other companies involved in natural resource exploration and development and, consequently, there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by such directors and officers involving the Company, as the case may be, will be made in accordance with their duties and obligation to deal fairly and in good faith with the Company and such other companies. In addition, such directors and officers are required to declare and refrain from voting on any matter in which such directors and officers may have a conflict of interest. In this respect, Howard Crosby, who was the President of Celebration and of the Company at the time of the Reorganization, refrained from voting on any matter related to the Reorganization or any other matter pertaining to both companies.

     The Company has engaged in transactions with its officers, directors and principal shareholders, including the issuance of the initial shares of the Company. Such transactions may be considered as not having occurred at arm's length. The Company may be engaged in transactions with management and others involving conflicts of interest, including conflicts on salaries and other payments to such parties, as well as business opportunities which may arise. In this regard, the directors of the Company are involved in other companies and may have conflicts of interest in allocating time between the Company and other entities to which they are affiliated.

Relationships and Transactions Pertaining to the Company.

     From time to time, at the Company's request, Centurion may, at its discretion, provide funds to the Company or pay certain expenses directly. The Company is current in its payments to Centurion and management intends to continue the immediate repayment to Centurion as expenses are incurred.

     During Fiscal 1994, the Company carried over the previous balance owed by Centurion of $5,055 and loaned Centurion $8,075, resulting in cumulative total advances made by the Company to Centurion of $13,130. Also during Fiscal 1994, Centurion accrued $54,335 of the Company's taxes, loaned $83,700 to the Company, and paid $140,932 of the Company's expenses (including certain land costs), resulting in total advances made by Centurion to the Company of $278,967. Centurion repaid these and previous amounts by paying certain of the Company's expenses and by transferring to the Company $467,236 of mineral properties. Thus, for Fiscal 1994 transactions between the Company and Centurion, including balance carryovers, the net cumulative result was a balance of $265,838 owed by the Company to Centurion.

     During Fiscal 1995, Centurion made net total advances to the Company of $38,086. The net result was a balance of approximately $300,000 owed by the Company to Centurion, which the Company repaid prior to the end of Fiscal 1995 by issuing 200,000 shares of its common stock to Centurion at the then prevailing market price of $1.50 per share. At September 30, 1995, and at September 30, 1996, the Company owed $289 to Centurion.

Relationships and Transactions Pertaining to Celebration.

     In May 1994, Celebration issued, pursuant to Board resolution, an aggregate of 1,000,000 shares of common stock to Extol International Corporation, an affiliate of Howard M. Crosby, an officer and director of the Company, and 500,000 shares of Common Stock to Robert Jorgensen, an officer and director of the Company, in exchange for a transfer of the rights under an option on the Montana Property. Messrs. Crosby and Jorgensen are considered founders of the Company. The Company has not received a fairness opinion or other valuation of the rights transferred in exchange for the shares issued to Mr. Jorgensen and Extol International Corporation. The cost basis of the rights under the Montana Property was estimated to be $4,000. The perceived value of the shares issued was determined as of the time of transfer by Messrs.
Crosby and Jorgensen as sole officers and directors of the Company. The determination was not based on arms length negotiations. In June 1994, the Company repaid to Crosby Enterprises, Inc., an affiliate of Howard M. Crosby, $20,000 for funds advanced on the Montana Property prior to the transfer of the rights under the option to the Company.

     In August 1994, Celebration issued 100,000 shares of Common Stock to Ronald Kitching, a director, as compensation for his services as a director. Messrs. Crosby and Jorgensen also received compensation from the Company as executive officers.

     In August 1994, Thomas Miller, a director of Celebration up to August 8, 1995, received options to purchase up to 400,000 shares as compensation for his consulting services in field exploration management through August 1995. Mr. Miller was also an officer, director and principal shareholder of United Silver Mines, Inc., the Company's Joint Venture Partner on the Vipont Property and its subsidiary, Bannock Silver Mining Company.


---------------------------------------------------------------------
                       MANAGEMENT REMUNERATION
---------------------------------------------------------------------

Summary Compensation.

     The following table sets forth the compensation paid by Royal during each of the last three fiscal years to its Chief Executive Officer, and to the other four most highly compensated officers and executive officers, but only if the total annual salary and bonus of any such executive officer exceeded $100,000 for Fiscal 1995 (the "Named Executive Officers"). This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

                           SUMMARY COMPENSATION TABLE
                                                                      Compensation
                Annual  Compensation             Long Term Awards          Payouts
(a)       (b)  (c)       (d)  (e)       (f)       (g)       (h)  (i)
                                                       Secur-
                                        Restric-  ities
                              Other          ted            Under-    LTIP All
                              Annual    Stock          lying     Pay  Other
Name &                        Compen    Award     Options/  Outs Compen
Position  Year Salary         Bonus     sation    ($) [1]        SAR's(#)  ($)  sation
Crosby    1996 $78,000   $0   $0        $     0   0         $0   $0
President 1995 $48,000   $0   $0        $     0   0         $0   $0
          1994 $16,000[2]     $0   $0        $40,000   0         $0   $0
          1993 $0        $0   $0        $     0   0         $0   $0

Named Exective
Officers
------
None      n/a  n/a       n/a  n/a       n/a       n/a       n/a  n/a

[1] The above shares were issued for Directors fees, for service to the Company. No awards were made for service to Celebration.

[2] This represents salary received as an officer of Celebration, $4,000 per month, beginning with June 1994.

     Other than the Company's Stock Option and Award Plan, there are no retirement, pension, or profit sharing plans for the benefit of the Company's officers and directors.

Option/SAR Grants Table.

     Information concerning individual grants of stock options, whether or not in tandem with stock appreciation rights ("SARs"), and freestanding SARs made during Fiscal 1996 to the CEO and each of the Named Executive Officers, if any, is reflected in the table below.

                     OPTION/SAR GRANTS IN FISCAL 1996
                              Potential Realizable
                              Value at Assumed         Alterative to
                              Annual Rates of Stock    (f) and (g)
                              Price Appreciation       Grant Date
     Individual Grants             for Option Term          Value
(a)  (b)       (c)            (d)       (e)       (f)  (g)       (h)
     Number of Percent of
     Securities     Total Options/                                              Grant
     Underlying     SARs Granted   Exercise  Expira-                       Date
     Options/SAR    to Employees   or Base   tion                          Present
Name Granted (#)    in Fiscal Year      Price          Date      5%($)     10%($)    Value $
Crosby    0    0              n/a       n/a       n/a  n/a       n/a

Named Executive
Officers
None      n/a  n/a            n/a       n/a       n/a  n/a       n/a


     Aggregated Option/SAR Exercises and Fiscal 1996 Year-End Option/SAR Value Table. The following table sets forth certain information with respect to each exercise, if any, of stock options and SARs during Fiscal 1996 by the CEO and each of the Named Executive Officers, if any, and the Fiscal 1996 year-end value of unexercised options and SARs. The dollar values in columns (c) and (e) are calculated by determining the difference between the fair market value of the underlying stock and the exercise price or base price of the options at exercise or Fiscal 1996 year-end, respectively. The stock's fair market value on September 30, 1996 was $1.1875 per share. There are no outstanding option awards to management. Even if there were, it is possible they might never be exercised. Actual gains realized, if any, on stock option exercises and Common Stock holdings are dependent on the future performance and value of the Common Stock and overall stock market conditions. There can be no assurance that projected gains and values would be realized.

                AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1996
                 AND OPTION/SAR VALUES AT SEPTEMBER 30, 1996

(a)       (b)            (c)       (d)            (e)
                                   Number of
                                   Securities         Value of
                                   Underlying         Unexercised
                                   Unexercised        In-the-Money
                                   Options/SARs       Options/SARs
                                   at FY-End (#)  at FY-End($)
                         Dollar
          Shares Acquired     Value          Exercisable/   Exercisable/
Name      on Exercise (#)     Realized($)    Unexercisable  Unexercisable
Crosby    0              $0        0/0            0/0

Executive
Officers

None      n/a            n/a       n/a            n/a


Long-Term Incentive Plan Awards.

     The Company does not have any formalized long-term incentive plan (excluding restricted stock, stock option and SAR plans) that provides compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to financial performance of the Company or an affiliate, the Company's stock price, or any other measure.

Compensation of Directors.

     Directors receive for their services a retainer fee payable in shares of the Company's Common Stock, currently at the rate of 2,500 shares per quarter of completed service. During Fiscal 1996, 150,000 shares were awarded to directors as compensation. The Board has not implemented a plan to award options, authorized under the Company's Stock Option and Award Plan and none have been granted. There are no contractual arrangements with any member of the Board of Directors, other than the employment and salary arrangements for compensating two of its members for their service as executive officers: Howard Crosby as President and CEO, and Robert Jorgensen as Executive Vice President and Treasurer.

Compensation Committee Interlocks and Insider Participation.

     There are no compensation committee interlocks.   With respect to
insider participation, Howard Crosby, Hal Cameron and Carlos Chavez, participated in deliberations of the Company's Board of Directors during Fiscal 1996, concerning executive officer compensation.

Board of Directors Report on Executive Compensation.

     The following is a summary of the Board of Directors Report:

     It is the Board's responsibility to review and set compensation levels of the executive officers of the Company, evaluate the performance of management and consider management appointments and related matters. All decisions are decisions of the full Board. The Board considers the performance of the Company and how compensation paid by the Company compares to compensation generally in the mining industry and among similar companies. In establishing executive compensation, the Board bases its decisions, in part, on achievement and performance regarding broad-based objectives and targets relating to the continued acquisition of favorable silver properties and the progress of exploration and development of such properties, as well as the Company's financial performance.

     For Fiscal 1996, the Company's executive compensation policy consisted of two elements: base salary and stock awards. The policy factors which determine the setting of these compensation elements are largely aimed at attracting and retaining executives considered essential to the Company's long-term success. The granting of stock is designed as an incentive for executives to keep management's interests in close alignment with the interests of shareholders. The Company's executive compensation policy seeks to engender committed leadership to favorably posture the Company for continued growth, stability and strength of shareholder equity.

     The Company paid salaries to its officers for the fiscal year-ended September 30, 1996, as follows:

     Howard Crosby,                $78,000 yearly
     President

     Robert Jorgensen,             $72,000 yearly
     Executive Vice President
     and Treasurer

     Jerry Stacey,                 $70,000 yearly
     Vice President of Operations


     John Ryan,                    $48,000 yearly
     Vice President of Corporate
     Development

     These amounts were approved by the Board in recognition of the work and efforts and in completing the acquisition of a large number of silver mining properties prior to the end of Fiscal 1996.

     Further, the Board recognized the significant role of these four individuals in managing the Company's principal office in Spokane, Washington and in raising funds for the Company's exploration and development activities. Finally, the Board of Directors took into account the reasonableness of these salaries in comparison with Executive salaries within the mining region. On the basis of the above factors, the Board determined that these salaries were proper and fitting. No other officers received a salary during Fiscal 1996.

     With respect to stock awards during Fiscal 1996, the Board of Directors did not change the amount of shares, 2,500 per quarter, which each director is entitled to receive as partial compensation for service to the Company.

     The Board believes that executive compensation during Fiscal 1996 substantially reflects the Company's compensation policy.

     On January 8, 1997, the Company filed a Form S-8 Registration Statement with the Commission registering 831,775 shares of Common Stock for resale by certain shareholders of the Company. The Form S-8 is incorporated herein by reference as if set forth in full.

---------------------------------------------------------------------
                        PRINCIPAL SHAREHOLDERS
---------------------------------------------------------------------

Security Ownership of Certain Beneficial Owners and Management.

     The following table sets forth as of October 4, 1996, the beneficial ownership of Common Stock with respect to: (1) All persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock (the "Principal Shareholders"); (2) Each director and director nominee of the Company; (3) Each Named Executive Officer (as that term is defined in the section entitled "Executive Compensation," below) who is listed in the "Summary Compensation Table," below; and, (4) All directors and executive officers as a group. At October 4, 1996, the number of shares of common stock of the Company issued and outstanding was 10,649,854.


Common Stock Beneficially Owned        No. of Shares         Percent of
Class
1.  Name and Address of
    Principal Shareholders
Centurion Mines Corporation              1,537,267                  14.4%
  331 South Rio Grande, Suite 201
  Salt Lake City, UT 84101
Howard Crosby                              632,500[1]                5.9%
  105 N. First, Suite 232
  Sandpoint, ID 83864
James Kontes                               635,000[2]                5.6%
  P.O. Box 112
  Firth, ID 83236
Thomas Miller                              600,000[3]                5.3%
  2508 Zinfadel Dr.
  Rancho Cordova, CA 95670
Robert E. Jorgensen                        595,000[4]                5.5%
  2719 W. Strong Rd.
  Spokane, WA 99208

2.  Directors
Howard Crosby                              632,500                   5.9%
Robert E. Jorgensen                        595,000                   5.5%
Ronald Kitching                            157,500                   1.4%
Hal Cameron                                 48,028[5]                  *
Spenst Hansen                              106,100[5]                  *
Carlos M. Chavez                            20,000                     *
Thomas Henricksen                                0                     *

3.  Named Executive Officers (Excluding
        Any Director Named Above)

Jerry Stacy                                 20,500                    *
John Ryan                                   22,500                    *

4.  All Directors and Executive Officers
        as a Group (8 Persons)           1,602,128                  15.0%

     All shares are owned beneficially and of record, unless otherwise noted. Percentage ownership of less than 1% is marked with an asterisk (*).

[1] Mr. Crosby is a director, executive officer and 50% shareholder of Extol International Corp., a privately-held Washington corporation. As a 50% shareholder, Mr. Crosby holds indirect beneficial ownership of one-half of the restricted shares retained by Extol following the closing of the share exchange with Celebration. Also, the Board approved the release of a previously authorized grant of 200,000 restricted shares to Crosby Enterprises, Inc. for its work in putting together for the Company no fewer than five major business proposals, culminating in the reorganization with Celebration. Mr.

     Crosby holds indirect beneficial ownership of those restricted shares as a director, executive officer and majority shareholder of Crosby Enterprises, a private, closely-held Washington corporation. Mr. Crosby holds all remaining shares in his name, 15,000 shares of which he received in Fiscal 1995 as partial compensation for his service as a director and executive officer.

[2] Mr. Kontes owns 35,000 issued and outstanding shares, but received options to purchase 600,000 restricted shares in exchange for the options he had held in Celebration. None of these options have been exercised, but are exercisable within 60 days. For purposes of reporting beneficial ownership herein, the securities underlying Mr. Kontes' options are deemed outstanding and have been added to the 10,649,854 actual shares outstanding to compute the percentage owned.

[3] Mr. Miller does not own any of the actual shares that are outstanding, but received options to purchase 600,000 restricted shares in exchange for the options he had held in Celebration. None of these options have been exercised, but are exercisable within 60 days. For purposes of reporting beneficial ownership herein, the securities underlying Mr. Miller's options are deemed outstanding and have been added to the 10,649,854 actual shares outstanding to compute the percentage owned.

[4] The Company notes that in addition to the awards of shares for his service as a director and officer of the Company, Mr. Jorgensen initially received 550,000 restricted shares as part of the share exchange with Celebration.

[5] Messrs. Cameron and Hansen resigned as officers and directors of the Company on January 25, 1997.

---------------------------------------------------------------------
                         SELLING SHAREHOLDERS
---------------------------------------------------------------------

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of the date of this Prospectus and as adjusted to reflect the sale of the shares of Common Stock offered by the Selling Shareholders. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                            Shares                        Shares
                            Beneficially                  Beneficially
                            Owned Prior      Shares           Owned After
Beneficial                  to Offering      to be            Offering
Owner                    Number    Percent   Sold          Number    Percent
Mueller Trading [1]      625,000[2]  5.54%    625,000[2]     -0-     0.00%
120 Madison Avenue
Lakewood, NJ 08071

Israel Englander [3]     216,000[4]  2.03%    166,000[4]   50,000    0.47%
1009 Park Avenue
New York, NY 10028

[1] Mueller Trading is a New Jersey Limited Partnership, owned and controlled by Mueller Trading, Inc., a New Jersey corporation, which is owned and controlled by Jack Mueller and his wife. Neither Mueller Trading, nor Mueller Trading, Inc., nor Jack Mueller, nor his wife are affiliates of the Company.

[2] Assumes the exercise of the 625,000 Warrants. Mueller Trading currently does not own any shares of the Company's Common Stock.

[3]  Israel Englander is not an affiliate of the Company.

[4] Does not include a Warrant to acquire 50,000 "restricted" shares of Common Stock at an exercise price of $2.38 per share. The foregoing Warrant is immediately exercisable and expires on May 1, 1999.

---------------------------------------------------------------------
                    DESCRIPTION OF THE SECURITIES
---------------------------------------------------------------------

     The Company is presently authorized to issue up to 40,000,000 shares of its $0.01 par value Common Stock. Presently 10,772,732 shares are issued and outstanding and 625,000 additional shares will be issued if the maximum number of Warrants are exercised at $1.50 per Warrant. The holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders.

Rights of Common Stock Shareholders

     Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the outstanding Common Stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors. See "Capitalization" and "Risk Factors - Cumulative Voting, Preemptive Rights and Control."

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable.

     There are no outstanding options, warrants or rights to purchase shares of the Company's Common Stock, other than as disclosed herein.

Shares Eligible for Future Sale

     Upon completion of this offering the Company will have outstanding 11,085,232 shares of Common Stock if the 50% of the Warrants are exercised and 11,397,732 shares of Common Stock if the maximum number of Warrants are exercised. The 625,000 shares, issued pursuant to the exercise of the Warrants will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the

"Act"). Of the remaining 10,772,732 shares 3,219,251 are freely tradeable without restriction and 7,553,481 are "restricted" securities as defined in Rule 144 of the Act. See "Plan of Distribution."

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a two (2) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Rule 144 require the filing of Form 144 with the Securities and Exchange Commission. If the shares of Common Stock have been held for more than three (3) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Rule 144 may have a depressive effect on the market price of the Company's Common Stock.

Transfer Agent

     The Company's Transfer Agent is:

          OTC Stock Transfer
          2310 East 2100 South
          Salt Lake City, Utah   84115
          (801) 485-5555

     The Company's common shares are traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol RSMI. The prices listed below were obtained from the National Quotation Bureau, Inc., and are the highest and lowest bids reported during each fiscal quarter for the period December 31, 1994, through September 30, 1996. These bid prices are over-the-counter market quotations based on interdealer bid prices, without markup, markdown, or commission and may not necessarily represent actual transactions:

Fiscal Quarter Ended          High Bid ($)   Low Bid ($)
--------------------          ------------   -----------
December 31, 1994             4.125          3.000
March 31, 1995                2.500          1.125
June 30, 1995                 3.750          0.875
September 29, 1995            3.124          2.750
December 31, 1995             2.87           2.43
March 31, 1996                2.75           2.25
June 30, 1996                 2.94           1.62
September 30, 1996            2.12           1.00


     On February 5, 1997, the average of the high bid and low ask quotation for the Company's common shares as quoted on the NASDAQ
Bulletin Board was $1.0625.

     The approximate number of holders of common stock of record on February 5, 1997, was 390.

     Since its inception, the Company has not paid any dividends on its common shares. The Company does not anticipate that dividends will be paid in the foreseeable future.

Market for the Company's Securities

     There is no market for the Warrants and none is expected to develop. See "Risk Factors - No Market for the Warrants."

---------------------------------------------------------------------
                         PLAN OF DISTRIBUTION
---------------------------------------------------------------------

     The distribution of the Warrants and/or Common Stock offered by the Selling Shareholders may be effected by one or more transactions that may take place in the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by The Selling Shareholders.

     All proceeds from the exercise of the Warrants will be immediately available for use by the Company. The Company will not receive any proceeds from the sale of the Warrants or the sale of the Shares.

SEC 15(g) of the Securities Exchange Act of 1934.

     The Company's Shares are covered by Section 15g of the Securities Exchange Act of 1934, as amended, that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

     Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

---------------------------------------------------------------------
                              LITIGATION
---------------------------------------------------------------------

     The Officers and Directors of the Company certify that to the best of their knowledge, neither the Company nor any of its Officers and Directors are parties to any legal proceeding or litigation. Further, the Officers and Directors know of no threatened or contemplated legal proceedings or litigation. None of the Officers and Directors have been convicted of a felony or none have been convicted of any criminal offense, felony and misdemeanor relating to securities or performance in corporate office. To the best of the knowledge of the Officers and Directors, no investigations of felonies, misfeasance in office or securities investigations are either pending or threatened at the present time.

---------------------------------------------------------------------
                            LEGAL MATTERS
---------------------------------------------------------------------

     Legal matters in connection with the Common Stock of the Company to be issued in connection with the offering will be passed upon for the Company by Conrad C. Lysiak, Attorney and Counselor at Law, West 601 First Avenue, Suite 503, Spokane, Washington 99204.

---------------------------------------------------------------------
                               EXPERTS
---------------------------------------------------------------------

     The financial statements of the Company appearing in this Prospectus and the Registration Statement have been examined by the accounting firm of Williams & Webster, P.S., Certified Public Accountants, 601 West Riverside, Suite 1970, Spokane, Washington 99201, as indicated in its report contained herein. Such financial statements are included in this Prospectus in reliance upon the said report, given upon such firm's authority as an expert in auditing and accounting.

---------------------------------------------------------------------
                        ADDITIONAL INFORMATION
---------------------------------------------------------------------

     The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington D.C. 20549, a registration statement under the Act, as amended with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the registration statement, exhibits and schedules thereto. For further information with respect to the Company and the Units, reference is made to the registration statement, exhibits and schedules, copies of which may be obtained from the Commission's principals officers in Washington, D.C., upon payment of the fees prescribed by the Commission.

                            ROYAL SILVER MINES, INC.
                         (A Development Stage Company)

                          Audited Financial Statements

                           September 30, 1996 and 1995

                           C O N T E N T S

Independent Auditors' Reports      .    .    .    .    .    .    .    F-1

Balance Sheets      .    .    .    .    .    .    .    .    .    .    F-2

Statements of Operations .    .    .    .    .    .    .    .    .    F-3

Statements of Stockholders' Equity .    .    .    .    .    .    .    F-4

Statements of Cash Flows      .    .    .    .    .    .    .    .    F-10

Notes to the Financial Statements  .    .    .    .    .    .    .    F-13

                         Williams & Webster, P.S.
                       Certified Public Accountants
                         Seafirst Financial Center
                       601 W. Riverside, Suite 1970
                          Spokane, WA 99201-0611
                            Tel: (509) 838-5111
                            Fax: (509) 624-5001

The Board of Directors
Royal Silver Mines, Inc.
(A Development Stage Company)
Spokane, Washington

INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheet of Royal Silver Mines, Inc. (a development stage company) as of September 30, 1996, and the related statements of operations, shareholders' equity, and cash flows for the year then ended, and from inception on February 17, 1994 through September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Royal Silver Mines, Inc. as of September 30, 1996, and the results of their operations and their cash flows for the year then ended and from inception on February 17, 1994 through September 30, 1996 in conformity with generally accepted accounting principles.


Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
December 13, 1996

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                              BALANCE SHEETS

                                   September 30,  September 30,
                                   1996           1995
ASSETS
 CURRENT ASSETS
    Cash                           $   688,716    $    151,698
    Note receivable                    100,000              -
    Interest receivable                    333                 -
    Prepaid expenses                    17,391          4,350
                                    __________    ___________
      TOTAL CURRENT ASSETS             806,440        156,048
                                    __________    ___________
 MINERAL PROPERTIES                  4,785,665      3,869,515
 PROPERTY AND EQUIPMENT
   Furniture and equipment              15,802         11,629
   Less - accumulated depreciation      (2,809)          (589)
                                    __________    ___________
      TOTAL PROPERTY AND EQUIPMENT      12,993         11,040
                                    __________    ___________
 OTHER ASSETS
   Deferred debt issuance costs, net       -           19,736
   Organization costs, net                 259            359
                                    __________    ___________
      TOTAL OTHER ASSETS                   259         20,095
                                    __________    ___________
TOTAL ASSETS                       $ 5,605,357    $ 4,056,698
                                    ==========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
  CURRENT LIABILITIES
     Accounts payable              $    25,135    $    60,026
     Payable to related parties            289            289
     Accrued expenses                   34,443         90,088
     Notes payable                      60,000        670,919
                                    __________     __________
  TOTAL CURRENT LIABILITIES            119,867        821,322
                                    __________    ___________
  LONG-TERM DEBT                             -              -
  COMMITMENTS AND CONTINGENCIES             -               -
  SHAREHOLDERS' EQUITY
    Common stock, $.01 par value;
    40,000,000 shares authorized,
    10,649,854 and 7,757,063 shares
    issued and outstanding,
    respectively                       106,499         77,571
    Additional paid-in capital       8,436,808      4,120,540
    Deficit accumulated during
     development stage              (3,057,817)       962,735
                                    __________    ___________
  TOTAL SHAREHOLDERS' EQUITY         5,485,490      3,235,376
                                    __________    ___________
  TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY            $ 5,605,357    $ 4,056,698
                                    ==========    ===========

The accompanying notes are an integral part of these financial statements.

                         ROYAL SILVER MINES, INC.
                       (A DEVELOPMENT STAGE COMPANY)
                         STATEMENTS OF OPERATIONS

                                                                 Period From
                                                                 February 17,
                                                                 1994
                                                  Ten months          (inception)
                                   Year ended          ended          through
                                   September 30,  September 30,  September 30,
                                   1996                1995                1996
                                   _____________  _____________  _____________
REVENUES                           $        -          $        -          $       -
                                   ___________         ___________         _____________
GENERAL AND ADMINISTRATIVE EXPENSES

   Mineral leases                                  8,122                843           8,965
   Depreciation and amortization             35,736              59,822         98,069
   Officers and directors compensation      492,715             209,733        831,948
   Other administrative expenses          1,298,975             273,246      1,652,006
                                   ___________         ___________         ___________

     Total expenses                       1,835,548             543,644      2,590,988
                                   ___________         ___________         ___________

OPERATING LOSS                           (1,835,548)      (543,644)    (2,590,988)
                                   ___________         ___________         ___________
OTHER EXPENSES
   Interest expense                          (9,534)       (62,557)       (72,091)
   Loss on disposition of assets           (200,000)      (144,738)      (344,738)
                                   ___________         ___________         ___________
  Total other expenses                     (209,534)      (207,295)      (416,829)
                                   ___________    ___________    ___________

NET LOSS                           $(2,045,082)   $  (750,939)   $(3,007,817)
                                   ===========    ===========         ===========

NET LOSS PER COMMON SHARE               $     (0.22)   $     (0.17)   $     (0.53)
                                   ===========         ===========         ===========
WEIGHTED AVERAGE  NUMBER OF
COMMON SHARES OUTSTANDING                 9,221,191      6,342,816      5,596,841
                                   ===========         ===========         ===========

















The accompanying notes are an integral part of these financial statements.

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                              Total
                Common Stock  Additional
          Number              Paid-in   Accumulated    Stockholders
          of Shares Amount    Capital   Deficit   Equity
          ___________    ___________    ___________    ___________    ____________
Balance
02/17/94         -  $     -   $       - $       -      $       -
          _________ ________  __________     __________     __________
Issuance in
  May 1994
  of shares
  at $.002
  per share
  to officers
  and directors
  in exchange
  for assignment
  of mining
  property
  option  2,250,000   22,500     (18,500)         -         4,000
Issuance in
  July 1994 of
  shares for
  cash at $.402
  in private
  placement, net
  of costs     1,050,000   10,500     411,116          -       421,616
Issuance in
  August 1994
  of shares to
  a director
  in exchange
  for services,
  valued at
  $.417 per
  share     150,000    1,500      61,000             -          62,500
Net loss for
  the year
  ended
  November
  30, 1994            -        -           -        (211,796)     (211,796)
          _________ ________  __________     __________     _________
Balance,
  November
  30, 1994     3,450,000        34,500     453,616       (211,796)      276,320
          _________ ________  __________     __________     _________










The accompanying notes are an integral part of these financial statements.

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
          STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (Continued)

                              Total
                Common Stock  Additional
          Number              Paid-in   Accumulated    Stockholders
          of Shares Amount    Capital   Deficit   Equity
          ___________    ___________    ___________    ___________    ____________
Balance, forward
  November
  30, 1994     3,450,000        34,500     453,616       (211,796)      276,320
          --------- --------  ----------     ----------     ---------
Issuance of
  shares in
  debt offering
  at $.03
  per share      416,250         4,163       9,712            -     13,875
Issuance of
  shares for
  mineral
  properties
  valued at
  $1.00 per
  share     262,500    2,625     259,875            -    262,500
Issuance of
  shares for
  cash at $1.00
  per share       15,000      150      14,850            -     15,000
Stock issuance
  costs          -        -      (58,202)           -    (58,202)
Issuance of
  shares to
  acquire
  Consolidated
  Royal Mines,
  Inc. at $.15
  per share    2,434,563        24,346     335,750           -     360,096
Issuance of
  shares to
  directors and
  employees for
  services at
  prices ranging
  from $2.00
  to $2.50
  per share       12,750           127      29,473           -      29,600
          _________ ________  __________     ________  _________
Balance
  forward      6,591,063        65,911   1,045,074     (211,796)   899,189
          _________ ________  __________     ________       _________









The accompanying notes are an integral part of these financial statements.

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
          STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (Continued)

                              Total
                Common Stock  Additional
          Number              Paid-in   Accumulated    Stockholders
          of Shares Amount    Capital   Deficit   Equity
          ___________    ___________    ___________    ___________    ____________
Balance,
forward   6,591,063        65,911    1,045,074      (211,796)      899,189
          _________ ________  ___________    __________     _________

Issuance of
  shares in
  exchange for
  mineral
  properties
  at prices
  ranging
  from $3.13
  to $3.25
  per share      800,000    8,000    2,530,126           -       2,538,126
Issuance of
  shares for
  cash at
  prices
  ranging from
  $1.50 to
  $2.00 per
  share     166,000    1,660      247,340           -    249,000
Issuance of
  shares in
  exchange for
  debt at $1.50
  per share      200,000         2,000      298,000           -    300,000
Net loss for
  the ten
  months ended
  September
  30, 1995             -            -           -       (750,939)      (750,939)
          __________     ________  __________     _________ _________
Balance,
September 30,
1995      7,757,063 $ 77,571  $4,120,540     $(962,735)     $3,235,376
          __________     ________  __________     _________ _________
Issuance of
  shares for
  cash at
  $1.50 per
  share   1,176,832        11,769   1,754,010           -    1,765,779
          __________     ________  __________     _________ _________
Balance
  forward 8,933,895        89,340   5,874,550      (962,735)      5,001,155
          __________     ________  __________     _________ _________







The accompanying notes are an integral part of these financial statements.

                                    F-6

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
          STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (Continued)
                              Total
                Common Stock  Additional
          Number              Paid-in       Accumulated    Stockholders
          of Shares Amount    Capital       Deficit        Equity

Balance,
  forward  8,933,895   89,340   5,874,550     (962,735)     5,001,155
          __________ ________  __________     _________    __________
Issuance of
  shares to
  directors and
  employees for
  services at
  $1.50
  per share 222,700     2,227    331,823           -          334,050
Issuance of
  shares in
  exchange for
  debt and accrued
  interest
  at $1.50
  per share 406,050     4,060    605,015           -          609,075
Issuance of
  shares for
  cash at
  $2.20
  per share 150,000     1,500    328,500           -          330,000
Issuance of
  warrants
  for cash
  at $.05 per
  warrant         -         -     41,068           -           41,068
Issuance of
  shares for
  cash at
  $1.62 per
  share     65,000        650    104,650           -          105,300
Issuance of
  shares for
  cash to
  directors and
  employees
  at prices
  ranging
  from $1.62
  to $2.08 per
  share   107,500       1,075   181,175           -          182,250
        _________    ________ _________    _________      __________
Balance
forward 9,885,145      98,852 7,466,781     (962,735)      6,602,830
       __________    ________ __________   _________      __________





The accompanying notes are an integral part of these financial statements.

                                    F-7

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
          STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (Continued)
                                         Total
                 Common Stock            Additional
               Number                    Paid-in   Accumulated    Stockholders
               of Shares        Amount   Capital   Deficit        Equity
Balance,
  forward       9,885,145       98,852   7,466,781      (962,735) 6,602,830
               __________     ________  __________     _________ __________
Issuance of
  shares for
  cash at
  $0.75 per
  share           200,000        2,000     147,985           -      149,985
Issuance of
  shares for
  cash at $1.70
  per share       250,000        2,500     422,500           -      425,000
Cancellation
  of 35,000
  shares
  received in
  exchange for
  return of
  mining
  property       (35,000)        (350)    (109,025)         -      (109,375)
Payment to
  Centurion Mines
  for option to
  repurchase
  stock               -            -           -       (50,000)     (50,000)
Issuance of
  shares for
  joint venture
  in mining
  property
  at $1.50
  per share      100,000         1,000     149,000          -       150,000
Repurchase of
  25,000 shares
  issued for
  joint venture
  at $1.40
  per share     (25,000)         (250)      (34,750)        -       (35,000)
             __________      ________    __________   _________   _________
Balance
  forward    10,375,145       103,752     8,042,491  (1,012,735)  7,133,508
             __________      ________    __________   _________  __________









The accompanying notes are an integral part of these financial statements.

                                    F-8

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
          STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (Continued)


                                   Total
                Common Stock       Additional
          Number                   Paid-in       Accumulated   Stockholders
          of Shares      Amount    Capital       Deficit       Equity
Balance,
  forward 10,375,145      103,752   8,042,491    (1,012,735)   7,133,508
          __________     ________  __________     _________   __________
Issuance of
  shares for
  mining
  property
  at $1.50
  per share   20,000          200     29,800            -          30,000
Issuance of
  shares to
  noteholders
  for extension
  of notes
  at $1.50
  per share   39,375          394     58,669            -          59,063
Issuance of
  shares for
  services at
  $1.50 per
  share      215,334        2,153    320,848            -         323,001
Stock
  issuance
  costs           -            -     (15,000)           -         (15,000)
Net loss for
  the year
  ended
  September
  30, 1996       -            -          -      (2,045,082)    (2,045,082)
          __________     ________  __________    _________     __________
Balance,
September 30,
1996      10,649,854     $106,499  $ 8,436,808 $(3,057,817)   $ 5,485,490
          ==========     ========  ===========   =========     ==========













The accompanying notes are an integral part of these financial statements.


                                    F-9

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                         STATEMENTS OF CASH FLOWS

                                                       From
                                                       February 17,
                         For the year   For the Ten    1994 (Inception)
                         Ended          Months Ended   Through
                         September 30,  September 30,  September 30,
                         1996           1995           1996
                         ______________ ______________ ______________
Cash flows from operating
  activities:
  Net loss               $  (2,045,082) $    (750,939) $  (3,007,817)
                         ______________ ______________ ______________
  Adjustments to reconcile
  net loss to net cash used
  by operating activities:
     Depreciation and
       amortization             35,736         59,822        100,616
     Issuance of common stock
       for services            657,051         29,600        749,151
     Write-off of joint
       venture costs           150,000             -         150,000
  Changes in assets and liabilities:
    Note receivable           (100,000)            -        (100,000)
    Interest receivable           (333)            -            (333)
    Prepaid expenses           (13,041)        22,627        (17,391)
    Other assets                19,836        (23,137)        (3,801)
    Accounts payable           (34,891)        53,727         25,135
    Accrued expenses           (55,645)        90,088         34,443
    Payable to
      related parties               -         300,289        300,289
                        ______________ ______________ ______________
  Net cash used in operating
    activities              (1,386,369)      (217,923)    (1,769,708)
                        ______________ ______________ ______________
Cash flows from investing
    activities:
   Purchase and development of
     mineral properties       (979,043)      (455,418)    (1,604,836)
   Purchase of
     fixed assets               (4,173)       (11,629)       (15,802)
                        ______________ ______________ ______________
Net cash provided used in
   investing activities       (983,216)      (467,047)    (1,620,638)
                        ______________ ______________ ______________













The accompanying notes are an integral part of these financial statements.


                                   F-10

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                   STATEMENTS OF CASH FLOWS (Continued)

                                                  From
                                                  February 17,
                    For the year   For the Ten    1994 (Inception)
                    Ended          Months Ended   Through
                    September 30,  September 30,  September 30,
                    1996           1995           1996
                    ______________ ______________ ______________
Cash flows from financing
     activities:
   Stock issuance and offering
     costs                (15,000)       (58,202)      (144,835)
   Proceeds received on
     long-term debt            -         675,000        675,000
   Payments made on
      notes payable       (40,000)       (74,206)      (114,206)
   Issuance of common stock
      for cash          2,958,314        264,000      3,659,814
   Payment for option to re-
     purchase stock       (50,000)            -         (50,000)
   Issuance of common
      stock for accrued
      interest             38,158             -          38,158
   Issuance of common stock for
      extension of notes payable
      maturation           59,063             -          59,063
   Payment for return of stock
      issued for mining property
      interest            (35,000)            -         (35,000)
   Payment of joint
      venture costs       (50,000)            -         (50,000)
   Issuance of warrants
      for cash             41,068             -          41,068
                    ______________ ______________ ______________

Net cash provided by financing
   activities           2,906,603        806,592      4,079,062
Net increase - cash $     537,018  $     121,622  $     688,716
                    ______________ ______________ ______________

Cash, beginning
    of period             151,698        30,076             -

Cash, end of period $     688,716  $    151,698   $    688,716
                    =============  ============   ============






The accompanying notes are an integral part of these financial statements.

                                   F-11

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                   STATEMENTS OF CASH FLOWS (Continued)

                                                  From
                                                  February 17,
                    For the year   For the Ten    1994 (Inception)
                    Ended          Months Ended   Through
                    September 30,  September 30,  September 30,
                    1996           1995           1996
                    ______________ ______________ ______________
Supplemental cashflow disclosure:

   Income taxes     $         -    $         250  $         350
   Interest         $       5,715  $      17,683  $      23,398

Non-cash financing activities:
 Common stock issued for
  services rendered $     657,051  $      29,600  $     749,151
 Common stock issued
  for mineral
  properties        $     180,000  $   2,800,626  $   2,980,626
 Common stock issued for
  exchange for debt $     570,917  $     313,875  $     922,950
 Common stock issued in
  acquisition of
  Consolidated Royal
  Mines, Inc.       $         -    $     360,096  $     360,096
 Option rights acquired
  in exchange for a
  payable           $         -    $         -    $      79,000
 Common stock issued for
  assignment of mining
  property options  $         -    $         -    $       4,000



















The accompanying notes are an integral part of these financial statements.

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                     Notes to the Financial Statements
                            September 30, 1996

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS.

Royal Silver Mines, Inc. (Royal) was incorporated in April of 1969 under the laws of the State of Utah primarily for the purpose of acquiring and developing mineral properties. Royal conducts its business as a "junior" natural resource company, meaning that it intends to receive income from property sales or joint ventures with larger companies.

Celebration Mining Company (Celebration), currently a wholly-owned subsidiary of Royal was incorporated for the purpose of identifying, acquiring, exploring and developing mining properties. Celebration was organized on February 17, 1994 as a Washington Corporation. Celebration has not yet realized any revenues from its planned operations.

On August 8, 1995, Royal and Celebration completed an Agreement and Plan of Reorganization whereby the Company issued 4,143,750 shares of its common stock and 1,455,000 warrants in exchange for all of the outstanding common stock of Celebration. Pursuant to the reorganization the name of the Company was changed to Royal Silver Mines, Inc. Immediately prior to the Agreement and Plan of Reorganization, the Company had 2,375,463 common shares issued and outstanding.

The acquisition was accounted for as a purchase by Celebration of Royal, because the shareholders of Celebration control the company after the acquisition. Therefore, Celebration is treated as the acquiring entity. There was no adjustment to the carrying value of the assets or liabilities of Royal in the exchange as the market value approximated the net carrying value.

Royal is the acquiring entity for legal purposes and Celebration is the surviving entity for accounting purposes.

The $4,785,665 cost of mineral properties included in the accompanying balance sheet as of September 30, 1996 is related to exploration properties. The Company has not determined whether the exploration properties contain ore reserves that are economically recoverable. The ultimate realization of the Company's investment in exploration properties is dependent upon the success of future property sales, the existence of economically recoverable reserves, the ability of the Company to obtain financing or make other arrangements for development and upon future profitable production. The ultimate realization of the Company's investment in exploration properties cannot be determined at this time and, accordingly, no provision for any asset impairment that may result, in the event the Company is not successful in developing or selling these properties, has been made in the accompanying financial statements.

The Company is actively seeking additional capital and management believes the properties can ultimately be sold or developed to enable the Company to continue its operations. However, there are inherent uncertainties in mining operations and management cannot provide assurances that it will be successful in this endeavor. Furthermore, the Company is in the development stage as it has not realized any significant revenues from its planned operations.

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                     Notes to the Financial Statements
                            September 30, 1996

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Accounting Method.

The Company's financial statements are prepared using the accrual method of accounting.

Loss Per Share.

Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the year The weighted average number of shares was calculated by taking the number of shares outstanding and weighing them by the amount of time they were outstanding.

The outstanding warrants were not included in the computation of loss per share because the exercise price of the outstanding warrants is higher than the market price of the stock, thereby causing the warrants to be antidilutive.

Cash Equivalents.

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Mineral Properties.

Costs of acquiring, exploring and developing mineral properties are capitalized by project area. Costs to maintain the mineral rights and leases are expensed as incurred. When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves. Mineral properties are periodically assessed for impairment of value and any losses are charged to operations at the time of impairment.

Should a property be abandoned, its capitalized costs are charged to operations. The Company charges to operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Concentration of Risk.

The Company maintains its cash accounts in primarily one commercial bank in Spokane, Washington. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company's cash balance exceeds that amount by $588,716 at September 30, 1996.

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                     Notes to the Financial Statements
                            September 30, 1996
Provision For Taxes.

At September 30, 1996, the Company had net operating loss carryforwards of approximately $3,130,000 that may be offset against future taxable income through 2011 No tax benefit has been reported in the financial statements as the Company believes there is a 50% or greater chance the net operating loss carryforwards will expire unused. Accordingly, the potential tax benefits of the net operating loss carryforwards are offset by a valuation allowance of the same amount.

Recently Issued Accounting Standards.

In March 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Impairment of Long-Lived Assets." This new standard is effective for years beginning after December 15, 1995 and would change the Company's method of determining impairment of long-lived assets. Although the Company has not performed a detailed analysis of the impact of this new standard on the Company's financial statements, the Company does not believe that adoption of the new standard will have a material effect on the financial statements.

In October 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Stock-Based Compensation " (FAS 123). The new statement is effective for fiscal years beginning after December 15, 1995.

FAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Companies that do not adopt the fair value accounting rules must disclose the impact of adopting the new method in the notes to the financial statements. Transactions in equity instruments with non-employees for goods or services must be accounted for on the fair value method. The Company currently intends to adopt the fair value accounting prescribed by FAS 123. However, the Company intends to continue its analysis of FAS 123 to determine its ultimate effect in the future.

Restatement.

The restatement of the financial statements have resulted in certain changes in presentation which have no effect on the net losses or shareholder's equity for September 30, 1995 or the year then ended.

NOTE 3 - MINERAL PROPERTIES.

Utah Mining Property Joint Venture.

In October 1994, Celebration and United Silver Mine, Inc., (United ) entered into a joint venture agreement, whereby Celebration could acquire up to an 80% interest in a mining property located in the State of Utah. Under the terms of the agreement, United contributed real properties for an initial 75% interest in the joint venture, and Celebration was to remove all liens associated with the real properties by paying $175,000 to a bank which was the primary lien holder for its initial 25% interest in the venture.

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                     Notes to the Financial Statements
                            September 30, 1996

NOTE 3 - MINERAL PROPERTIES (Continued).

Celebration expended $175,000 to purchase the aforementioned promissory note. The property was auctioned in a public auction in May, 1995 and by virtue of Celebration's first position lien, Celebration was able to successfully bid the full amount of the underlying promissory note. Although additional expenditures have been made on the property through September 30, 1996, no further funds toward the joint venture have been expended by Celebration, which owns an undivided 25% interest in the property.

Shoshone County Idaho Mineral Lease.

In February 1995, Celebration entered into an agreement to acquire a fifty-year renewable mineral lease on a property in Shoshone County, Idaho. The mining property consists of twelve patented claims and associated Idaho state leases. In connection with this lease, Celebration paid $50,000 and issued 175,000 shares of common stock. In addition, 10,000 shares were issued to a new director for his assistance in obtaining this lease. Celebration subsequently paid $950,000 for the option of extending its lease for an additional forty-nine years. When, and if, the property achieves gross sales of $40,000,000, Celebration will be obligated to pay an additional .5% royalty on future sales. Furthermore, beginning after September 1, 1995, and at such time as the average price of silver has reached $6.00 per ounce for a 30-day period, Celebration is obligated to spend not less than $2,000,000 during the subsequent 36 months to de-water and repair the mine. Thereafter, Celebration will be required to maintain the mine in a condition to allow it to be put into production within sixty days. There are certain claims by the U.S. Environmental Protection Agency and the County on this property for which the lessor is obligated to pay. In the event these claims are not satisfactorily resolved, they may effect Celebration's rights to the property.

Australian Mineral Property Joint Venture.

In March 1995, Celebration entered into a joint venture agreement with an Australian company for exploration of a certain mineral property in Australia.

Under the original terms of the joint venture agreement, Celebration acquired a 10% interest by paying $100,000 in April 1995. No additional funds where paid or required to be paid subsequent to the initial payment.

Washington and Idaho Mineral Properties.

During the year ended September 30, 1995, Celebration purchased through the issuance of 800,000 shares of its common stock, various mineral properties located in the States of Washington and Idaho. The mineral properties were recorded at the fair market value of the shares paid on the date of issuance ranging from $3.13 to $3.25 per share for a total purchase price of $2,538,126.

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                     Notes to the Financial Statements
                            September 30, 1996

NOTE 3 - MINERAL PROPERTIES (Continued).

In May 1996, the Company sold back the Frisco Standard Silver Mine to its original seller in exchange for the same price (35,000 shares of Royal stock) received by the seller when the mine was purchased. The shares received were cancelled and no gain or loss was recorded on the transaction.

The Company's proposed future mining activities will be subject to laws and regulations controlling not only the exploration and mining of mineral properties, but also the effect of such activities on the environment. Compliance with such laws and regulations may necessitate additional capital outlays, affect the economics of a project, and cause changes or delays in the Company's activities.

The total mineral properties at September 30, 1996 are classified as follows:

Mineral properties under joint ventures $    366,510
Other mineral properties                   4,419,155
                                        ____________
Total Mineral Properties                $  4,785,665
                                             ============

The Company's mineral properties are valued at the lower of cost or net realizable value.

NOTE 4 - PROPERTY AND EQUIPMENT.

Property and equipment are recorded at cost. Major additions and improvements are capitalized. Minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred. Depreciation of property and equipment is determined using the straight-line method over the expected useful lives of the assets of five years.

NOTE 5 - INTANGIBLE ASSETS.

Deferred debt issuance costs and organization costs are recorded at cost. Amortization of these intangible assets is determined using the straight-line method over the expected useful lives of the assets as follows:

          Description                   Useful Lives
          ___________________________   ____________
          Deferred debt issuance costs  1 year
          Organization costs            5 years

NOTE 6 - COMMON STOCK.

During the year ended November 30, 1994, Celebration issued 1,500,000 shares of common stock to directors for services rendered, valued at $.003 to $.625 per share, which is the fair market value of the shares on the date of issuance.

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                     Notes to the Financial Statements
                            September 30, 1996

NOTE 6 - COMMON STOCK (Continued).

During the year ended September 30, 1995, the Company issued 12,750 shares of common stock to directors and employees for services rendered, valued at prices ranging from $2.00 to $2.50 per share, which is the fair market value of the shares on the date of issuance.

During the year ended September 30, 1995, Celebration issued 975,000 shares of common stock in exchange for mineral properties (See Note 3) and sold 176,000 shares of common stock for $264,000 cash.

The Company issued 200,000 shares of its common stock during the year ended September 30, 1995 in lieu of outstanding debt that was owed to Centurion Mines Corporation (Centurion), a related entity. The stock was issued at $1.50 per share in payment of $300,000 of the then outstanding debt (See Note
10). The Company also issued 277,500 shares in connection with the issuance of notes payable (See Note 9). (See also the disclosure in Note 1).

During the year ended September 30, 1996, the Company sold 1,949,332 shares of its common stock for $2,958,314 in cash. The Company also issued 222,700 shares to directors and employees for services rendered valued at $1.50 per share, which is the fair market value of the shares on the date of issuance.

Also during the year ended September 30, 1996, the Company issued 100,000 shares of its common stock for a joint venture in a mining property and 20,000 common shares for a mining property (See Note 12). The stock issued was valued at $1.50 per share, which is the fair market value to the shares at the date of issuance.

In the same twelve-month period, the Company also issued 406,050 shares of its common stock in payment of outstanding debt of $570,917 and accrued interest of $38,158. The stock was issued at $1.50 per share for a total value of $609,075. In addition, the Company issued 39,375 shares of common stock to noteholders for extending the maturity date of their loans. Again, the shares were valued at $1.50 each, which is the fair market value of the shares when issued.

NOTE 7 - COMMON STOCK OPTIONS AND WARRANTS.

In January 1992, the shareholders of Royal approved a 1992 Stock Option and Stock Award Plan under which up to ten percent of the issued and outstanding shares of the Company's common stock could be awarded based on merit of work performed. As of September 30, 1996, 12,750 shares of common stock have been awarded under the Plan.

Also during the year ended September 30, 1996, the Company issued 215,334 shares of its common stock for services received. The shares were valued at $1.50 per share, which is the fair market value of the shares at the date of issuance.

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                     Notes to the Financial Statements
                            September 30, 1996

NOTE 7 - COMMON STOCK OPTIONS AND WARRANTS (Continued).

Celebration, prior to the exchange agreement with Royal, had granted securities to certain shareholders which represented rights to purchase or receive shares of Celebration's common stock. These options were assumed by the Company after the merger at a rate of 1.5 shares for each option still outstanding. Thus, the Company has granted options, with varying conditions and requirements, to purchase a total of 1,455,000 shares of its common stock.

There are 255,000 of the stock options exercisable at $1.50 per share which expire March 21, 2000. The remaining 1,200,000 stock options are exercisable at $0.93 per share and expire on August 31, 2001. As of September 30, 1996, none of these options have been exercised.

On January 9, 1996, the Board of Directors approved the issuance of warrants to two of its officers to purchase a total of 300,000 shares for a purchase price of $2.50 per share, exercisable from the date of issuance until January 9, 1999.

On March 22, 1996, the Board of Directors approved the issuance of warrants to an investor to purchase 625,000 shares of common stock of the Company in partial completion of a private placement of stock. These warrants are exercisable until September 30, 1998, at a price of $1.50 per share, which is 67% of the closing price on March 22, 1996.

On April 10, 1996, following the close of the second quarter of fiscal 1996, the Board of Directors authorized the issuance of 420,666 warrants to unaffiliated investors as part of the private placement of stock. These warrants are exercisable until April 12, 1997 at prices ranging from $2.50 to $2.625 per share. As of September 30, 1996, 320,666 warrants have been issued (but not exercised) for a total amount of $41,068.

NOTE 8 - ADDITIONAL PAID-IN CAPITAL.

     The following is a summary of additional paid-in capital at September 30, 1996 and September 30, 1995:

                              September 30,       September 30,
                              1996                1995
                              _____________       _____________
[S]                           [C]                 [C]
Applicable to:
     Common stock             $8,395,740          $4,120,540
     Stock warrants               41,068                   -
                              __________          __________
                              $8,436,808          $4,120,540
                              ==========          ==========

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                     Notes to the Financial Statements
                            September 30, 1996

NOTE 9 - NOTES PAYABLE.

In February 1995, Celebration raised $555,000 through the issuance of promissory notes. During the second quarter ended March 31, 1996, $470,000 of the total amount plus accrued interest of $29,265 was converted into 332,800 shares of the Company's common stock, leaving an amount owing of $85,000, which was further reduced by cash payments to $60,000 at September 30, 1996.

The notes bear interest at 10% per annum and will be due on the earlier of January 1, 1997 or the closing of any public offering of equity securities by the Company. The note holders also received 277,500 shares of Celebration's common stock. A 10% commission was charged by an underwriter on the sale of almost all of the notes.

In April 1995, Celebration raised $120,000 in 10% convertible debentures. In late 1995, $105,000 of the total amount plus accrued interest of $4,810 was converted into 73,250 shares of the Company's common stock, leaving an amount owing of $15,000. During the third quarter ended September 30, 1996, this remaining $15,000 plus accrued interest was paid.

NOTE 10 - RELATED PARTY TRANSACTIONS.

After receiving advances from a related party for payment of operating expenses, the Company approved the issuance of 200,000 shares of common stock in payment of $300,000 of the then outstanding balance (See Note 6). The balance outstanding at September 30, 1996 was $289.

NOTE 11 - FUTURE LEASE OBLIGATIONS.

The Company is obligated under its lease arrangements to make additional lease payments subsequent to September 30, 1996 as follows:

     Year Ended
     September 30,                      Amount
     _____________                      _________
     1997                               $  9,440
     1998                                  4,500
     1999                                  4,500
     2000 and thereafter                  22,500
                                        _________
          Total                         $ 40,940
                                        =========

NOTE 12 - OPTIONS WITH PLACER MINING CORPORATION.

In April 1996, the Company entered into an option with Placer Mining Corporation ("Placer") of Kellogg, Idaho whereby the Company could acquire a joint venture interest in the Bunker Hill Mine, a silver-lead-zinc mine in Shoshone County, Idaho. After issuing 100,000 shares valued at $1.50 per share and spending a non-refundable $50,000 on this option, the Company elected to renegotiate this option agreement and entered into a second option agreement with Placer on September 18, 1996.

                         ROYAL SILVER MINES, INC.
                       (A Development Stage Company)
                     Notes to the Financial Statements
                            September 30, 1996

NOTE 12 - OPTIONS WITH PLACER MINING CORPORATION (Continued).

In the second agreement, the Company paid $100,000 in September 1996 for the nonassignable option of acquiring a 100% interest in the Bunker Hill Mine. In order to exercise this option, the Company must issue 500,000 shares of its common stock to Placer by May 10, 1997 and pay Placer either $7,000,000 by that date or $4,000,000 by that date and $3,500,000 by May 10, 1998. Under the terms of this agreement, the Company will pay Placer a 2 3/4% net smelter return royalty in perpetuity with stipulated annual advance minimum royalty payments to Placer ranging from $100,000 (in 1999) to $250,000 (in years 2002 through 2010). All advance minimum royalties paid are to be credited against actual production royalties.

At September 30, 1996, the Company had expended $101,715 in option and related expenses toward the purchase of the Bunker Hill Mine. These costs are included in the cost of mineral properties (Note 3) on the Company's balance sheet.

NOTE 13 - STOCK OPTION AGREEMENT WITH CENTURION MINES CORPORATION.

In September 1996, the Company executed an agreement with Centurion Mines Corporation ("Centurion") whereby the Company acquired an option from Centurion to purchase up to 800,000 shares of its common stock held by Centurion for the exercise price of $1.75 per share during the two-year period ending September 30, 1998. The cost of this two-year stock purchase option was $50,000, which was paid by the Company and charged to stockholders' equity (accumulated deficit).

At September 30, 1996, no shares were acquired from Centurion under this option agreement.

UNTIL __________, 1997, (NINETY DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

          TABLE OF CONTENTS

Prospectus Summary  .    .    7           ROYAL SILVER MINES, INC.
Risk Factors   .    .    .    7
Capitalization .    .    .   11         625,000 Warrants to Purchase
Selected Financial Data  .   13        625,000 Shares of Common Stock
Management's Discussion  .              and 791,000 Shares of Common
  and Analysis of                       Stock Underlying the Warrants
  Financial Condition and
  Results of Operations  .   14
Use of Proceeds     .    .   17
Dividend Policy     .    .   18
Glossary      .     .    .   18
Business   .   .    .    .   29         __________________________
Management     .    .    .   39                 PROSPECTUS
Certain Transactions     .   43         __________________________
Management Remuneration  .   44
Principal Shareholders   .   48         DATED: ___________________
Selling Shareholders     .   50
Description of the Securities51
Plan of Distribution .   .   53            ROYAL SILVER MINES, INC.
Litigation     .    .    .   54               10220 North Nevada
Legal Matters  .    .    .   54                   Suite 270
Experts   .    .    .    .   54            Spokane, Washington 99218
Additional Information   .   54                  (509) 466-3144
Financial Statements     .    F-1


No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information must not be relied upon as having been authorized by the Company. Neither the deliver nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy an security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, to any person to whom it is unlawful to make such offer or solicitation.

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 22.  Indemnification of Directors and Officers.

     The only statutes, charter provisions, bylaws or other arrangements under which any controlling person, Director or Officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such are set forth below.

     The Nevada Revised Statutes provides for indemnification where a person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in right of a corporation), by reason of fact he is or was a Director, Officer, employee or agent of a corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to criminal action or proceeding, had no reasonable cause to believe his conduct unlawful. Lack of good faith is not presumed from settlement or nolo contendere plea. Indemnification of expenses (including attorneys' fees) allowed in derivative actions except in the case of misconduct in performance of duty to corporation unless the Court decides indemnification is proper.
To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). Determination that the person to be indemnified met applicable standards of conduct, if not made by the Court, is made by the Board of Directors by majority vote of quorum consisting of the Directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay unless it shall ultimately be determined that he is entitled to be indemnified by the corporation. The Corporation may purchase indemnity insurance. In so far as indemnification for liability arising from the Securities Act of 1933 may be permitted to Directors, Officers or persons controlling the Company, it has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 23.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses in connection with the issuance and distribution of the shares being registered. All the amounts shown are estimates, except the registration fee.
                              Minimum        Maximum
[S]                           [C]            [C]
Registration Fee - SEC   .    $    339.44    $    339.44

Printing and Engraving   .       2,000.00       2,000.00

Legal Fees and Disbursements     5,000.00       5,000.00

Accounting Fees     .    .       5,000.00       5,000.00

Transfer Agent Fees .    .       1,000.00       1,000.00

Blue Sky Fees and Expenses       1,660.56       1,660.56

TOTAL     .    .    .    .    $ 15,000.00    $ 15,000.00

ITEM 24.  Recent Sales of Unregistered Securities.

     The following table set forth information as to recent sales of the Registrant's Common Stock since the formation of the Registrant, all of which shares were not registered under the Securities Act of 1933, as amended:

                              Amount of
                    Shares    Consideration       Date of
Name of Owner       Acquired  Cash/Other          Sale
-----------------------------------------------------------------------------
144 "RESTRICTED" SECURITIES

Spenst Hansen          20,000 Director Services   01/01/94
4734 South 2700 West
Salt Lake City, UT 84127

James Kontes           10,000 Director Services        01/01/94
P. O. Box 112
Firth, ID 83236

H. E. Cameron          10,000 Director Services   01/01/94
331 South Rio Grande
Suite 208
Salt Lake City, UT 84101

Alan Seelos                 10,000 Director Services        01/01/94
150 South 600 East
#5-B
Salt Lake City, UT 84102

A. Franklin Adams &    10,000 Officer Services         01/01/94
M. Lee Adams
5738 South Redwood Road
#127
Salt Lake City, UT 84123

Barry F. Katona             10,000 Director Services        01/01/94
331 South Rio Grande
Suite 208
Salt Lake City, UT 84101

Crosby Enterprises,
Inc.                  400,000 Finder's Fee        02/02/94
105 North First                    Mining Property
Suite 232                     Acquisition and
Sandpoint, ID 83864           Montanore

Keystone Surveys, Inc      400,000 Finder's Fee        02/02/94
331 South Rio Grande               Mining Property
Suite 208                     Acquisition and
Salt Lake City, UT 84101      Montanore

Spenst Hansen         100,000 Officer and         03/17/94
4734 South 2700 West               Director Services
Salt Lake City, UT 84127

Hal E. Cameron         50,000 Director Services        03/17/94
331 South Rio Grande
Suite 208
Salt Lake City, UT 84101

Alan Seelos                 50,000 Director Services        03/17/94
150 South 600 East
#5-B
Salt Lake City, UT 84102


James C. Kontes             50,000 Director Services        03/17/94
P. O. Box 112
Firth, ID 83236

Barry F. Katona             50,000 Director Services   03/17/94
331 South Rio Grande
Suite 208
Salt Lake City, UT 84101

Howard Crosby           5,000 Director Services        04/01/95
105 North First Avenue
Suite 232
Sandpoint, ID 83864

Spenst Hansen           2,500 Director Services        04/01/95
4734 South 2700 West
Salt Lake City, UT 84127

E. Hal Cameron          5,000 Director Services        04/01/95
331 South Rio Grande
Suite 208
Salt Lake City, UT 84101

Laroy Orr               2,500 Officer Services         04/01/95
1020 Adams Avenue
Ogden, UT 84404

Carlos M. Chavez             5,000 Director Services        05/01/95
815 Yale Avenue
Salt Lake City, UT 84105

R. Allison Carman            1,000 Consulting Services 05/01/95
4287 South 4580 West
Salt Lake City, UT 84120

Howard Crosby           5,000 Director Services        06/30/95
105 North First Avenue
Suite 232
Sandpoint, ID 83864

Spenst Hansen           2,500 Director Services        06/30/95
4734 South 2700 West
Salt Lake City, UT 84127

E. Hal Cameron          5,000 Director Services        06/30/95
331 South Rio Grande
Suite 208
Salt Lake City, UT 84101

Laroy Orr               2,500 Officer Services         06/30/95
1020 Adams Avenue
Ogden, UT 84404

Extol Inter-
  national Corp.           425,000 Officer/Director         06/28/95
105 North First                    Services and
Suite 232                     Founding Stock
Sandpoint, ID 83864

Extol Inter-
  national Corp.         1,075,000 Officer/Director         06/28/95
105 North First                    Services and
Suite 232                     Founding Stock
Sandpoint, ID 83864

Lovon Fausett          37,500 Mining Property          06/28/95
P. O. Box 968                 Acquisition
Osburne, ID 83849



Fausett International      187,500 Mining Property          06/28/95
P. O. Box 968                 Acquisition
Osburne, ID 83849

William Jacobson            37,500 Mining Property          06/28/95
P. O. Box 631                 Acquisition
Mullen, ID  83846

Robert E. Jorgensen   200,000 Officer/Director         06/28/95
10220 Nevada                  Services and
Suite 270                     Founding Stock
Spokane, WA   99218

Robert E. Jorgensen   550,000 Officer/Director         06/28/95
10220 Nevada                  Services and
Suite 270                     Founding Stock
Spokane, WA   99218

Craig C. Condron            12,000 Basis is $0.42           06/28/95
7205 West Kendick Road             per share, as
Nine Mile Falls, WA 99026          adjusted for splits

Craig C. Condron
  & Linda Condron           18,750 Basis is $0.42           06/28/95
7205 West Kendick Road             per share, as
Nine Mile Falls, WA 99026          adjusted for splits

Brush Prairie Minerals      25,000 Mining Property          08/30/95
905 North Pines Road               Acquisition
Suite A
Spokane, WA   99206

Washington Mining Co.      200,000 Mining Property          08/30/95
905 North Pines Road               Acquisition
Suite A
Spokane, WA   99206

Conjecture Silver
  Mines, Inc.          80,000 Mining Property          08/30/95
6619 North Cedar Road              Acquisition
Suite A
Spokane, WA 99208

Centurion Mines
  Corporation          50,000 Debt Conversion          08/31/95
P. O. Box 2365                at $1.50 per share
Salt Lake City, UT 84110

Centurion Mines
  Corporation          50,000 Debt Conversion          08/31/95
P. O. Box 2365                at $1.50 per share
Salt Lake City, UT 84110

Centurion Mines
  Corporation          50,000 Debt Conversion          08/31/95
P. O. Box 2365                at $1.50 per share
Salt Lake City, UT 84110

Centurion Mines
  Corporation          50,000 Debt Conversion          08/31/95
P. O. Box 2365                at $1.50 per share
Salt Lake City, UT 84110

Joyce & Welson Stump
  Living Trust          3,000 $1.50 per share          09/05/95
1313 Campbell
Toledo, OH   43607



Carl F. Peterson            10,000 $1.50 per share          09/06/95
27670 Groesbeck Hwy
Roseville, MI 48066

IRA F/B/O
  Israel A. Englander      166,000 $1.50 per share          09/07/95
c/o Millennium Partners
111 Broadway
New York, NY   10006

Laroy Orr               2,500 Consulting Services 11/20/95
1020 Adams Avenue
Ogden, UT    84404

Craig C. Condron            18,334 Note Conversion          12/29/95
7205 West Kendick Road
Nine Mile Falls, WA 99026

Elite Discount
  Health Foods         18,334 Note Conversion          12/29/95
6700 West Charleston
Las Vegas, NV 89102

Joseph A. Tedesco           18,334 Note Conversion          12/29/95
3904 South Ridgeview
Spokane, WA 99206

Binder 1989 Trust           18,334 Note Conversion          12/29/95
276 East Hillcrest Drive
Suite 203
Thousand Oaks, CA   91360

Peter H. Morkill            18,334 Note Conversion          12/29/95
13212 Bracken Fern Drive
Gig Harbor, WA 98332

F. E. Hambleton             73,334 Note Conversion          12/29/95
920 N.W. View Ridge Court
Camas, WA   98607

Bruce W. Franklin           18,334 Note Conversion          12/29/95
3631 Brookside Drive
Bloomfield, MI   48302

Robert H. Laugen             7,334 Note Conversion          12/29/95
15904 North Scribner Branch Road
Spokane, WA   99207

Howard Stang            7,334 Note Conversion          12/29/95
20307 North Little Spokane Drive
Colbert, WA 99005

Michael L. Wallach     18,334 Note Conversion          12/29/95
12117 Riverwood
Spokane, WA   99218

Paul H. Swy                  7,334 Note Conversion          12/29/95
290 Substation Road
Temperance, MI   48182

Robert C. Roosen Trust      18,334 Note Conversion          12/29/95
2756 North Green Valley Parkway
Suite 700
Henderson, NV   89104

Invest L'Inc Bridge
  Fund                 18,334 Note Conversion          12/29/95
1901 North Rosette Road
Suite 1030
Schauburg, IL   60195


Charles W. Wafer            36,666 Note Conversion          12/29/95
17684 Los Morros
Rancho Sante Fe, CA   92067

Gregg Longmeier              7,334 Note Conversion          12/29/95
16008 North Dalton Road
Spokane, WA 99208

Frances G. Strickfaden      18,334 Note Conversion          12/29/95
4212 Wellington Drive
Fort Collins, CO 80526

Reisha Forshpan              7,334 Note Conversion          12/29/95
3177 Dona Marta Drive
Studio City, CA   91604

John P. Bender          7,334 Note Conversion          12/29/95
1194 Eagle Nest Court
Milton, MI   48381

James F. O'Connell      7,334 Note Conversion          12/29/95
400 South Jefferson
Suite 450
Spokane, WA   99204

Charles Wafer          22,000 Basis is $0.42 as        12/29/95
17684 Los Morros                   adjusted for splits
Rancho Santa Fe, CA   92067

D. R. Shipman          22,000 Basis is $0.42 as        12/29/95
716 LaSalle Street            adjusted for splits
Ottowa, IL   61350

Dennis W. Garland &    11,000 Basis is $0.42 as        12/29/95
Alice C. Garland                   adjusted for splits
13801 North Riverbluff Land
Spokane, WA   99208

Leonard M. Tweten           22,000 Basis is $0.42 as        12/29/95
1301 Spring Street            adjusted for splits
#273
Seattle, WA   98104

Frances G. Strickfaden      18,750 Basis is $0.42 as        01/11/96
4212 Wellington Drive              adjusted for splits
Fort Collins, CO 80526

Fred Hoeppner          12,000 Basis is $0.42 as        01/19/96
1573 South Unita Way               adjusted for splits
Denver, CO   80231

Edward A. Gray          7,500 Basis is $0.42 as   01/29/96
11419 115th Lane N.E.              adjusted for splits
Kirkland, WA   98033

Edward Gray                  3,750 Note Extension      03/20/96
11419 115th Lane N.E.
Kirkland, WA   98033

Paul Brown                   9,375 Note Extension      03/20/96
11709 North Fairwood Drive
Spokane, WA 99218

D.R. Shipman            9,375 Note Extension      03/20/96
716 LaSalle Street
Ottowa, IL   61350





Dennis Garland          9,375 Note Extension      03/20/96
13801 N. Riverbluff Lane
Spokane, WA   99208

Howard Crosby          40,000 $1.62 per share          07/23/96
105 North First Avenue
Suite 232
Sandpoint, ID   83864

Robert Jorgensen            17,500 $1.62 per share          07/23/96
2719 West Strong Road
Sandpoint, ID   83864

Spenst Hansen          40,000 $1.62 per share          07/23/96
4734 South 2700 West
Salt Lake City, UT 84127

Centurion Mines
  Corporation         100,000 $1.50 per share          07/23/96
P. O. Box 2365
Salt Lake City, UT 84110

John Ryan              10,000 $1.62 per share          07/23/96
619 Lunceford Lane
Couer d'Alene, ID   83814

Ben Pellum                  50,000 $1.62 per share          07/23/96
3864 South 1845 West
#E204
West Valley, UT   84119

Keystone Surveys            15,000 $1.62 per share          07/23/96
331 South Rio Grande
Suite 208
Salt Lake City, UT 84101

Cohig & Associates     15,000 Finder's Fee        07/29/96
6300 South Syracuse Way            Mining Property
Suite 430
Englewood, CO   80111

REGULATION "S" SECURITIES

Metallurgical Refining       3,700 $1.70 per share          07/18/95
P. O. Box 81                  Australian JV
Brisbane Market
QLD 4106 Australia

Ages, (AUST) Pty, Ltd.       5,000 $1.70 per share          07/18/95
463 Savages Road                   Australian JV
Brookfield
Queensland 4609 Australia

Delten Trading, S.A.       200,000 $1.50 per share          10/04/95
60 Market Street
Belize City, Belize

CJC Holdings Pty, Ltd.      20,000 $1.50 per share          12/20/95
16 Ord Street
Western Perth
Western Australia

James Oleynick         50,000 $1.50 per share          12/20/95
1500 - 700 West Georgia Street
Vancouver, B.C.
Canada V7Y 1J1




James W. Prier,
  ITF RRSP                  15,000 $1.50 per share          12/20/95
1715 - 750 West Pender Street
Vancouver, B.C.
Canada V6C 2T8

Jonathan A. Rubenstein      50,000 $1.50 per share          12/20/95
205 - 10711 Cambie Road
Richmond, B.C.
Canada V6X 3G5

Internation Consultant      25,000 $1.50 per share          12/29/95
475 Keith Road
West Vancouver, B.C.
Canada   V7T 1L6

Killeba Holdings, Ltd.     200,000 $1.50 per share          01/11/96
102 Langeherrentaise Street
Antwerten 2018 Belgium

Shelley Mason          20,000 $1.50 per share          03/14/96
3441 Dundas Street
Vancouver, B.C.
Canada V5K 1R5

Pacific Int'l
  Securities           34,000 $1.50 per share          04/01/96
1500 - 700 West Georgia Street
Vancouver, B.C.
Canada V7Y 1J1

Jim Oleynick           34,000 $1.50 per share          04/01/96
1500 - 700 West Georgia Street
Vancouver, B.C.
Canada V7Y 1J1

Thomas E. Rafael
 & RRSP 23                   5,000 $1.50 per share          04/20/96
475 Keith Road
West Vancouver, B.C.
Canada V7T 1L6

Stephen Katz           50,000 $1.50 per share          04/04/96
1758 West 4th Avenue
Vancouver, B.C.
Canada

Int'l Consultants      41,000 $1.50 per share          05/06/96
475 Keith Road
West Vancouver, B.C.
Canada V7T 1L6

Rush & Company             150,000 $2.20 per share          05/14/96
100 Wall Street
New York, NY   10005

Siegler & Co          250,000 $1.70 per share          07/01/96
Nominees for Femitage Global
 Mining Investment Fund, Ltd.
Chemical Bank
Ground Floor/Receiving Window
4 New York Plaza
New York, NY

Newark Sales Corp.    200,000 $0.75 per share          08/19/96
377 Langleleem Street
Antwerten 2018 Belgium





* With respect to these shares of Common Stock issued by the Company, the Company believes that these transactions did not involve any public offering, in as much as all these shares were issued to the Company's founders, officers, directors and others, who purchased the shares for investment purposes only and not with a view to further public distribution. Further, no commissions were paid to any persons in connection with such sales, no advertising of any nature was made in connection with the sale of said shares, all Company information was made available to said purchasers, and said purchasers were required to execute a subscription agreement restating the aforementioned, among other things. Accordingly, the Company believes that the aforementioned transactions were exempt from registration pursuant to Section 4(2) or Regulation S of the Securities Act of 1933, as amended.















































ITEM 25.  Exhibits.

     The following documents are incorporated herein by reference from the Registrant's Form 10, as filed with the Securities and Exchange Commission.

Number    Document
---------------------------------------------------------------------
 3.1      Articles of Incorporation.

 3.2      Articles of Amendment.

 3.3      Amendment to Articles of Incorporation Limiting Director Liability.

 3.4      Bylaws.

10.1      Sale of Mining Properties By Centurion Mines Corporation to Royal
          Minerals, Inc. - June 1992 through September 1993.

10.2      Deed with Reservation of Mineral Royalty - January 1992 to
          Kennecott.

10.3      July 1992 Purchase and Sale Agreement of 16,880 acres to Kennecott.

10.4      July 1992 Kennecott Option to Purchase 6,320 acres.

10.5      Deed and Assignment with Reservation of Mineral Royalty - August
          1992 (16,880 acres) to Kennecott.

10.6      Deed and Assignment with Reservation of Mineral Royalty - December
          1992 (6,320 acres) to Kennecott.

     The following documents are incorporated herein by reference from the Registrant's Current Report on Form 8-K, dated August 8, 1995, as filed with the Securities and Exchange Commission:

 2.01     Agreement and Plan of Reorganization.

 3.05     Articles of Share Exchange (Utah).

 3.06     Articles of Share Exchange (Washington).

 4.01     Subscription and Investment Agreement.

 4.02     Stock Purchase Option Certificate.

19.01     Material Furnished to Celebration Securityholders.

20.01     Letter from Royal to Share Exchange Securityholders.

     The following documents are incorporated herein by reference from the Registrant's Form S-8 Registration Statement filed with the Commission on
July 17, 1995.

4.1       1995 Stock Option and Stock Award Plan with Amendment No. 1 to the
          Plan.





     The following documents were previously filed.


5.1       Opinion of Conrad C. Lysiak.

10.7      Vipoint Joint Venture Agreement.

10.8      Option to Joint Venture with Placr Mining Corporation, dated April
          19, 1996.

10.9 Amendment to Option to Joint Venture with Placer Mining Corproation dated the _____ day of July, 1996.

10.10     Exploration Agreement and Purchase/Joint Venture Option.

10.11     Purchase Agreement with Imperial Energy Corp.

24.1      Consent of Williams and Webster, P.S.

24.2      Consent of Conrad C. Lysiak.



     All other schedules and exhibits are omitted, as the required information is not applicable or is not present in amount sufficient to require submission of the schedule or because the information required is included in the financial statements and notes thereto.
































ITEM 26.  Undertakings.

A.   The undersigned Registrant hereby undertakes:

     To provide to the Underwriters, if any, at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

B.   The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and,
     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

C.   Insofar as indemnification for liabilities arising  under the securities
Act of 1933 may be permitted to Directors, Officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a Director, Officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.





       92                       SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spokane, Washington, on this 19th day of March, 1997.
                                      ROYAL SILVER MINES, INC.

                                      BY: /s/ Howard M. Crosby, President

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Howard M. Crosby as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange
Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Form
SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                Title                         Date

/s/ Howard M. Crosby     President and a member        March 19, 1997
                         of Directors

/s/ Robert E. Jorgensen  Executive Vice President      March 19, 1997
                         Treasurer and a member
                         of the Board of Directors

/s/ Thomas Henricksen    Secretary and a member        March 19, 1997
                         of Board of Directors

/s/ Jerry Stacey         Vice President of Operations  March 19, 1997

/s/ John Ryan            Vice President of             March 19, 1997
                         Corporate Development

/s/ Howard M. Crosby     Member of the Board           March 19, 1997
as Attorney-in-Fact for  of Directors
Spenst Hansen

/s/ Howard M. Crosby     Member of the Board           March 19, 1997
as Attorney-in-Fact for  of Directors
Ronald Kitching

/s/ Howard M. Crosby     Member of the Board           March 19, 1997
as Attorney-in-Fact for  of Directors
James W. Prier
